Exhibit 10.1

UTAH DEPARTMENT OF HEALTH

Box 143104

288 North 1460 West, Salt Lake City, Utah 84114-3104

CONTRACT AMENDMENT

H0535503	066222
Department Log Number	State Contract Number

Amendment Number 01

1.	CONTRACT NAME:

The name of this Contract is Health Plan - Molina.

2.	CONTRACTING PARTIES:

This Contract Amendment is between the Utah Department of Health (DEPARTMENT), and Molina Healthcare of Utah (CONTRACTOR).

3.	PURPOSE OF CONTRACT AMENDMENT:

To extend the Contract Period for 12 months; to increase the Contract Amount to cover the additional 12 months; and to replace “Attachment F: Payment Methodology” dated January 1, 2006 with “Attachment F: Payment Methodology” dated July 1, 2006.

4.	CHANGES TO CONTRACT:

A.	On page 1, paragraph 3, CONTRACT PERIOD, is changed to read as follows:

“The service period of this contract will be January 1, 2006 through June 30, 2007, unless terminated or extended by agreement in accordance with the terms and conditions of this Contact. This Contract may be extended annually 1 time, at the option of the DEPARTMENT, by means of an amendment to this contract. Such extension must be in writing.”

B.	On page 1, paragraph 4, CONTRACT AMOUNT, is changed to read as follows:

“The CONTRACTOR will be paid up to a maximum amount of $144,000,000.00 in accordance with the provisions in this Contract. This contract is funded with 70.76% Federal funds and with 29.24% State funds. The CFDA # is 93.778 and relates to the federal funds provided.

C.	Effective July 1, 2006, “Attachment F: Payment Methodology” dated January 1, 2006 is replaced with “Attachment F: Payment Methodology” dated July 1, 2006.

D.	All other provisions of the Agreement remain unchanged.

5.	EFFECTIVE DATE OF AMENDMENT: This amendment is effective July 1, 2006.

6.	If the Contractor is not a local public procurement unit as defined by the Utah Procurement Code (UCA § 63-56-5), this Contract Amendment must be signed by a representative of the State Division of Finance and the State Division of Purchasing to bind the State and the Department to this Contract Amendment.

7.	This Contract, its attachments, and all documents incorporated by reference constitute the entire agreement between the parties and supercede all prior negotiations, representations, or agreements, either written or oral between the parties relating to the subject matter of this Contract.

IN WITNESS WHEREOF, the parties sign this Contract Amendment.

CONTRACTOR: Molina Healthcare of Utah			UTAH DEPARTMENT OF HEALTH

By:			By:
	Signature of Authorized Individual	Date	Shari A. Watkins, C.P.A.	Date
Director Office of Fiscal Operations
Print Name:	G. Kirk Olsen

Title:	Chief Executive Officer		State Finance:	Date

			State Purchasing:	Date

ATTACHMENT “A”

UTAH DEPARTMENT OF HEALTH

General Provisions

i

ATTACHMENT “A”

UTAH DEPARTMENT OF HEALTH GENERAL PROVISIONS

I. CONTRACT DEFINITIONS

The following definitions apply in these general provisions:

“Assign” or “Assignment” means the transfer of all rights and delegation of all duties in the contract to another person.

“Business” means any corporation, partnership, individual, sole proprietorship, joint stock company, joint venture, or any other private legal entity.

“This Contract” means this agreement between the Department and the Contractor, including both the General Provisions and the Special Provisions.

“The Contractor” means the person who delivers the services or goods described in this Contract, other than the state or the Department.

“The Department” means the Utah Department of Health.

“Director” means the Executive Director of the Department or authorized representative.

“Equipment” means capital equipment which costs at least $1,000 and has a useful life of one year or more unless a different definition or amount is set forth in the Special Provisions or specific Department Program policy as described in writing to Contractor.

“Federal law” means the constitution, orders, case law, statutes, rules, and regulations of the federal government.

“General provisions” means those provisions of this Contract which are set forth under the heading “General Provisions.”

“Governmental entity” means a federal, state, local, or federally-recognized Indian tribal government, or any subdivision thereof.

“Individual” means a living human being.

“Local health department” means a local health department as defined in § 26A-1-102, Utah Code Annotated, 1953 as amended (UCA.).

“Non-governmental entity” means privately held non-profit or for profit organization not classified as a “Governmental entity.”

“Person” means any governmental entity, business, individual, union, committee, club, other organization, or group of individuals.

“Recipient” means an individual who is eligible for services provided by the Department or by an authorized Contractor of the Department under the terms of this Contract.

“Services” means the furnishing of labor, time, or effort by a Contractor, not involving the delivery of a specific end product other than reports which are merely incidental to the required performance.

“Special provisions” means those provisions of this Contract which are in addition to the General Provisions and which more fully describe the goods or services covered by this Contract.

“State” means the State of Utah.

“State law” means the constitution, orders, case law, statutes, and rules, of the state.

“Subcontract” means any signed agreement between the Contractor and a third party to provide goods or services for which the Contractor is obligated, except purchase orders for standard commercial equipment, products, or services.

“Subcontractor” means the person who performs the services or delivers the goods described in a subcontract.

II. AUTHORITY

1. The Department’s authority to enter into this Contract is derived from Chapter 56, Title 63, UCA; Titles 26 and 26A, UCA; and from related statutes.

2. The Contractor represents that it has the institutional, managerial, and financial capability to ensure proper planning, management, and completion of the project or services described in this Contract.

ATTACHMENT “A”

III. MISCELLANEOUS PROVISIONS

1. For reference clarity, as used in these General Provisions: “ARTICLE” refers to a major topic designated by capitalized roman numerals; “SECTION” refers to the next lower numbered heading designated by arabic numerals, and “SUBSECTIONS” refers to the next two lower headings designated by lower case letters and lower case roman numerals.

2.	If the General Provisions and the special provisions of this Contract conflict, the special provisions govern.

3. These provisions distinguish between two Contractor types: Governmental and Non-governmental. Unspecified text applies to both types. Type-specific statements appear in bold print (e.g., Non-governmental entities only).

4. Once signed by the Director and the State Division of Finance, when applicable, and the State Division of Purchasing, when applicable, this Contract becomes effective on the date specified in this Contract. Changes made to the unsigned Contract document shall be initialed by both persons signing this Contract on page one. Changes made to this Contract after the signatures are made on page one may only be made by a separate written amendment signed by persons authorized to amend this Contract.

5. Neither party may enlarge, modify, or reduce the terms, scope of work, or dollar amount in this Contract, except by written amendment as provided in section 4.

6. This Contract and the contracts that incorporate its provisions contain the entire agreement between the Department and the Contractor. Any statements, promises, or inducements made by either party or the agent of either party which are not contained in the written Contract or other contracts are not valid or binding.

7. The Contractor shall comply with all applicable laws regarding federal and state taxes, unemployment insurance, disability insurance, and workers’ compensation.

8. The Contractor is an independent Contractor, having no authorization, express or implied, to bind the Department to any agreement, settlement, liability, or understanding whatsoever, and agrees not to perform any acts as agent for the Department unless expressly set forth herein. Compensation stated herein shall be the total amount payable to the Contractor by the Department. The Contractor shall be responsible for the payment of all income tax and social security amounts due as a result of payments received from the Department for these contract services.

9. The Contractor shall maintain all licenses, permits, and authority required to accomplish its obligations under this Contract.

10. The Contractor shall obtain prior written Department approval before purchasing any equipment with contract funds.

11. Notice shall be in writing, directed to the contact person on page one of this Contract, and delivered by certified mail or by hand to the other party’s most currently known address. The notice shall be effective when placed in the U.S. mail or hand-delivered.

12. The Department and the Contractor shall attempt to resolve contract disputes through available administrative remedies prior to initiating any court action.

13. This Contract shall be construed and governed by the laws of the State of Utah. The Contractor submits to the jurisdiction of the courts of the State of Utah for any dispute arising out of this Contract or the breach thereof. The proper venue of any legal action arising under this contract shall be in Salt Lake City, Utah.

14. Any court ruling or other binding legal declaration which declares that any provision of this Contract is illegal or void, shall not affect the legality and enforceability of any other provision of this Contract, unless the provisions are mutually dependent.

15. The Contractor agrees to maintain the confidentiality of records that it holds as agent for the Department as required by the Government Records Access and Management Act, Title 63, Chapter 2, UCA and the confidentiality of records requirements of Title 26, UCA.

16. The Contractor agrees to abide by the State of Utah’s executive order, dated March 17,1993, which prohibits sexual harassment in the workplace.

17. The waiver by either party of any provision, term, covenant or condition of this Contract shall not be deemed to be a waiver of any other provision, covenant or condition of this Contract nor any subsequent breach of the same or any other provision, term, covenant or condition of this Contract.

18. The Contractor agrees to warrant and assume responsibility for each hardware, firmware, and/or software product (hereafter called the product) that it licenses, or sells, to the Department under this Contract. The Contractor

ATTACHMENT “A”

acknowledges that the Uniform Commercial Code applies to this Contract. In general, the Contractor warrants that:

(a) the product will do what the salesperson said it would do, (b) the product will live up to all specific claims that the manufacturer makes in their advertisements, (c) the product will be suitable for the ordinary purposes for which such product is used, (d) the product will be suitable for any special purposes that the Department has relied on the Contractor’s skill or judgement to consider when it advised the Department about the product, (e) the product has been properly designed and manufactured, and (f) the product is free of significant defects or unusual problems about which the Department has not been warned.

19. The State of Utah’s sales and use tax exemption number is E33399. The tangible personal property or services being purchased are being paid for from State funds and used in the exercise of that entity’s essential functions. If the items purchased are construction materials, they will be converted into real property by employees of this government entity, unless otherwise stated in the contract.

20. The Contractor agrees that the Contract will be a public document, and may be available for distribution. Contractor gives the Department express permission to make copies of the Contract and/or of the response to the solicitation in accordance with State of Utah Government Records Access and Management Act. The permission to make copies as noted will take precedence over any statements of confidentiality, proprietary information, copyright information, or similar notation.

21. This Contract may be amended, modified, or supplemented only by written amendment to the Contract, executed by the parties hereto, and attached to the original, signed copy of the Contract..

22. Unless otherwise specified in this Contract, all deliveries will be F.O.B. destination with all transportation and handling charges paid by the Contractor. Responsibility and liability for loss or damage will remain with Contractor until final inspection and acceptance, when responsibility will pass to the Department, except as to latent defects, fraud and Contractor’s warranty obligations.

23. All orders will be shipped promptly in accordance with the delivery schedule. The Contractor will promptly submit invoices (within 30 days of shipment or delivery of services) to the Department. The State contract number and/or the agency purchase order number shall be listed on all invoices, freight tickets, and correspondence relating to the Contract order. The prices paid by the Department will be those prices listed in the Contract. The Department has the right to adjust or return any invoice reflecting incorrect pricing.

24. The Contractor will release, indemnify, and hold the State, its officers, agents, and employees harmless from liability of any kind or nature, including the Contractor’s use of any copyrighted or un-copyrighted composition, secret process, patented or un-patented invention, article, or appliance furnished or used in the performance of this Contract.

25. Neither party to this Contract will be held responsible for delay or default caused by fire, riot, acts of God, and/or war which is beyond that party’s reasonable control. The Department may terminate this Contract after determining that such delay or default will reasonably prevent successful performance of the Contract.

26. The Contractor understands that a person who is interested in any way in the sale of any supplies, services, construction, or insurance to the State of Utah is violating the law if the person gives or offers to give any compensation, gratuity, contribution, loan, or reward, or any promise thereof to any person acting as a procurement officer on behalf of the State, or who in any official capacity participates in the procurement of such supplies, services, construction, or insurance, whether it is given for their own use or for the use or benefit of any other person or organization (63-56-73, Utah Code Annotated, 1953 as amended).

27. Contractor Terms and Conditions that apply must be in writing and attached to the Contract. No other Terms and Conditions will apply to this Contract, including terms listed or referenced on a Contractor’s website, terms listed in a Contractor quotation/sales order, etc. In the event of any conflict in the contract terms and conditions, the order of precedence shall be: a. Department General Provisions; b. Department Special Provisions; c. Contractor Terms and Conditions.

IV. UTAH INDOOR CLEAN AIR ACT

The Contractor, for all personnel operating within the State of Utah, shall comply with the Utah Indoor Clean Air Act, Title 26, Chapter 38, UCA, which prohibits smoking in public places.

ATTACHMENT “A”

V. RELATED PARTIES & CONFLICTS OF INTEREST

1. The Contractor may not pay related parties for goods, services, facilities, leases, salaries, wages, professional fees, or the like for contract expenses without the prior written consent of the Department. The Department may consider the payments to the related parties as disallowed expenditures and accordingly adjust the Department’s payment to the Contractor for all related party payments made without the Department’s consent. As used in this section, “related parties” means any person related to the Contractor by blood, marriage, partnership, common directors or officers, or 10% or greater direct or indirect ownership in a common entity.

2. The Contractor shall comply with the Public Officers’ and Employees’ Ethics Act, § 67-16-10, UCA, which prohibits actions that may create or that are actual or potential conflicts of interest. It also provides that “no person shall induce or seek to induce any public officer or public employee to violate any of the provisions of this act.” The Contractor represents that none of its officers or employees are officers or employees of the State of Utah, unless disclosure has been made in accordance with § 67-16-8, UCA.

VI. OTHER CONTRACTS

1. The Department may perform additional work related to this Contract or award other contracts for such work. The Contractor shall cooperate fully with other contractors, public officers, and public employees in scheduling and coordinating contract work. The Contractor shall give other contractors reasonable opportunity to execute their work and shall not interfere with the scheduled work of other contractors, public officers, and public employees.

2. The Department shall not unreasonably interfere with the Contractor’s performance of its obligations under this Contract.

VII. SUBCONTRACTS & ASSIGNMENTS

The Contractor shall not assign, sell, transfer, subcontract, or sublet rights or delegate responsibilities under this Agreement, in whole or part, without the prior written consent of the Department. The Department agrees that the Contractor may partially subcontract services, provided that the Contractor retains ultimate responsibility for performance of all terms, conditions and provisions of this Agreement. When subcontracting, the Contractor agrees to use written subcontracts that conform with Federal and State laws. The Contractor shall request Department approval for any assignment at least 20 days prior to its effective date.

VIII. FURTHER WARRANTY

The Contractor warrants that (a) all services shall be performed in conformity with the requirements of this Contract by qualified personnel in accordance with generally recognized standards; and (b) all goods or products furnished pursuant to this Contract shall be free from defects and shall conform to contract requirements. For any item that the Department determines does not conform with the warranty, the Department may arrange to have the item repaired or replaced, either by the Contractor or by a third party at the Department’s option, at the Contractor’s expense.

IX. INFORMATION OWNERSHIP

Except for confidential medical records held by direct care providers, the Department shall own exclusive title to all information gathered, reports developed, and conclusions reached in performance of this Contract. The Contractor may not use, except in meeting its obligations under this Contract, information gathered, reports developed, or conclusions reached in performance of this Contract without the express written consent of the Department.

X. SOFTWARE OWNERSHIP

1. If the Contractor develops or pays to have developed computer software exclusively with funds or proceeds from this Contract to perform its obligations under this Contract, or to perform computerized tasks that it was not previously performing to meet its obligations under this Contract, the computer software shall be exclusively owned by or licensed to the Department. In the case of software owned by the Department, the Department grants to the Contractor a nontransferable, nonexclusive license to use the software in the performance of this Contract. In the case of software licensed to the Department, the Department grants to the Contractor permission to use the software in the performance of this Contract. This license or permission, as the case may be, terminates when the Contractor has completed its work under this Contract.

ATTACHMENT “A”

2. If the Contractor develops or pays to have developed computer software which is an addition to existing software owned by or licensed exclusively with funds or proceeds from this Contract, or to modify software to perform computerized tasks in a manner different than previously performed, to meet its obligations under this Contract, the addition shall be exclusively owned by or licensed to the Department. In the case of software owned by the Department, the Department grants to the Contractor a nontransferable, nonexclusive license to use the software in the performance of this Contract. In the case of software licensed to the Department, the Department grants to the Contractor permission to use the software in the performance of this Contract. This license or permission, as the case may be, terminates when the Contractor has completed its work under this Contract.

3. If the Contractor uses computer software licensed to it which it does not modify or program to handle the specific tasks required by this Contract, then to the extent allowed by the license agreement between the Contractor and the owner of the software, the Contractor grants to the Department a continuing nonexclusive license to use the software, either by the Department or by a different Contractor, to perform work substantially identical to the work performed by the Contractor under this Contract. If the Contractor cannot grant the license as required by this section, then the Contractor shall reveal the input screens, report formats, data structures, linkages, and relations used in performing its obligations under this Contract in such a manner to allow the Department or another Contractor to continue the work performed by the Contractor under this Contract.

4. The Contractor shall deliver to the Department a copy of the software or information required by this Article within 90 days after the commencement of this Contract and thereafter immediately upon making a modification to any of the software which is the subject of this Contract.

XI. INFORMATION PRACTICES

1. (Governmental entities only) The Contractor shall establish, maintain, and practice information procedures and controls that comply with Federal and State law. The Contractor assures that any information about an individual that it receives or requests from the Department pursuant to this Contract is necessary to the performance of its duties and functions and that the information will be used only for the purposes set forth in this Contract. The Department shall inform the Contractor of any non-public designation of any information it provides to the Contractor.

2. (Non-governmental entities only) The Contractor shall establish, maintain, and practice information procedures and controls that comply with Federal and State law. The Contractor may not release any information regarding any person from any information provided by the Department, unless the Department first consents in writing to the release.

XII. INDEMNIFICATION

1. (Governmental entities only) It is mutually agreed that each party assumes liability for the negligent or wrongful acts committed by its own agents, officials, or employees, regardless of the source of funding for this Contract. Neither party waives any rights or defenses otherwise available under the Governmental Immunity Act.

2. (Non-governmental entities only) To the extent authorized by law, the Contractor shall indemnify and hold harmless the Department and any of its agents, officers, and employees, from any claims, demands, suits, actions, proceedings, loss, injury, death, and damages of every kind and description, including any attorney’s fees and litigation expenses, which may be brought, made against, or incurred by that party on account of loss or damage to any property, or for injuries to or death of any person, caused by, arising directly or indirectly out of, or contributed to in whole or in part, by reason of any alleged act, omission, professional error, fault, mistake, or negligence of the Contractor or its employees, agents, or representatives, or subcontractors or their employees, agents, or representatives, in connection with, incident to, or arising directly or indirectly out of this Contract, or arising out of workers’ compensation claims, unemployment, or claims under similar such laws or obligations.

ATTACHMENT “A”

XIII. SUBMISSION OF REPORTS

If the Contractor is a Local Health Department, it shall submit monthly expenditure reports to the Department in a format approved by the Department. All other Contractors shall submit monthly summarized billing statements to the Department. Expenditure reports and billing statements must be submitted to the Department within 30 days following the last day of the month in which the expenditures were incurred or the services provided.

XIV. PAYMENT

1. If a recipient, a recipient’s insurance, or any third-party is responsible to pay for services rendered pursuant to this Contract, the Contractor shall bill and collect for the goods or services provided to the recipient. The Department shall reimburse total actual expenditures, less amounts collected as required by this section.

2. Under no circumstances shall the Department authorize payment to the Contractor that exceeds the amount specified in this Contract without an amendment to the Contract.

3. The Department agrees to make every effort to pay for completed services, and payments are conditioned upon receipt of applicable, accurate, and completed reports prepared by the Contractor and delivered to the Department. The Department may delay or deny payment for final expenditure reports received more than 20 days after the Contractor has satisfied all Contract requirements.

4. In the case that funds are not appropriated or are reduced, the Department will reimburse Contractor for products delivered or services performed through the date of cancellation or reduction, and the Department will not be liable for any future commitments, penalties, or liquidated damages.

XV. RECORD KEEPING, AUDITS, & INSPECTIONS

1. The Contractor shall use an accrual or a modified accrual basis for reporting annual fiscal data, as required by Generally Accepted Accounting Principles (GAAP). Required monthly or quarterly reports may be reported using a cash basis.

2. The Contractor and any subcontractors shall maintain financial and operation records relating to contract services, requirements, collections, and expenditures in sufficient detail to document all contract fund transactions. The Contractor and any subcontractors shall maintain and make all records necessary and reasonable for a full and complete audit, inspection, and monitoring of services by state and federal auditors, and Department staff during normal business hours or by appointment, until all audits and reviews initiated by federal and state auditors are completed, or for a period of four years from the date of termination of this Contract, whichever is longer, or for any period required elsewhere in this Contract.

3. The Contractor shall retain all records which relate to disputes, litigations, claim settlements arising from contract performance, or cost/expense exceptions initiated by the Director, until all disputes, litigations, claims, or exceptions are resolved.

4. The Contractor shall comply with federal and state regulations concerning cost principles, audit requirements, and grant administration requirements, cited in Table 1. Unless specifically exempted in this Contract’s special provisions, the Contractor must comply with applicable federal cost principles and grant administration requirements if state funds are received. The Contractor shall also provide the Department with a copy of all reports required by the State Legal Compliance Audit Guide (SLCAG) as defined in Chapter 2, Title 51, UCA. All federal and state principles and requirements cited in Table 1 are available for inspection at the Utah Department of Health during normal business hours. A Contractor who receives $100,000 or more in a year from all federal or from all state sources may be subject to federal and state audit requirements. A Contractor who receives $500,000 for fiscal years ending after December 31, 2003 or more per year from federal sources may be subject to the federal single audit requirement. Counties, cities, towns, school districts, and all non-profit corporations that receive 50 percent or more of its funds from federal, state or local governmental entities are subject to the State of Utah Legal Compliance Audit Guide. Copies of required audit reports shall be sent to the Utah Department of Health, Bureau of Financial Audit, Box 144002, Salt Lake City, Utah 84114-4002.

ATTACHMENT “A”

Federal and State Principles and Requirements

Contractor	Cost Principles	Federal Audit Requirements	State Audit Requirements	Grant Admin. Requirements

State or Local Govt. & Indian Tribal Govts.	OMB Circular A-87	OMB Circular A-133	SLCAG	OMB Common Rule

Hospitals	45 CFR 74, App. E	OMB Circular A-133	SLCAG	OMB Common Rule or Circular A-110

College or University	OMB Circular A-21	OMB Circular A-133	SLCAG	OMB Circular A-110

Non-Profit Organization	OMB Circular A-122	OMB Circular A-133	SLCAG	OMB Circular A-110

For-Profit Organization	48 CFR 31	n/a	n/a	OMB Circular A-110

Documents	Web Address
OMB Circulars	http://www.whitehouse.gov/omb/circulars/index.html

OMB Common Rule	http://www.whitehouse.gov/omb/grants/attach.html

CFRs	http://www.access.gpo.gov/nara/cfr/cfr-table-search.html

SLCAG	http://www.sao.state.ut.us/resources/resources-lg.htm

Table 1

XVI. CONTRACT ADMINISTRATION REQUIREMENTS

The Contractor agrees to administer this Contract in compliance with either OMB Common Rule or OMB Circular A-110 depending upon the legal status of the of the Contractor as shown in Table 1. Financial management, procurement, and affirmative step requirements specify that:

1.	the Contractor must have fiscal control and accounting procedures sufficient to:

a.	permit preparation of reports required by this Contract, and

b.	permit the tracing of funds to a level of expenditures adequate to establish that such funds have not been used in violation of the restrictions and prohibitions of applicable statutes.

2.	the Contractor’s financial management systems must meet the following standards:

a.	financial reporting. Accurate, current, and complete disclosure of the financial results of financially assisted activities must be made in accordance with the financial reporting requirements of this Contract.

b.	accounting records. The Contractor must maintain records which adequately identify the source and application of funds provided for federally financially-assisted activities. These records must contain information pertaining to the Contract’s awards and authorizations, obligations, unobligated balances, assets, liabilities, outlays or expenditures, and income.

c.	internal control. Effective control and accountability must be maintained for all Contract cash, real and personal property, and other assets. The Contractor must adequately safeguard all such property and must assure that it is used solely for authorized purposes.

d.	budget control. Actual expenditures or outlays must be compared with budgeted amounts for the Contract Financial information must be related to performance or productivity data, including the development of unit cost information whenever appropriate or specifically required in this Contract. If unit cost data are required, estimates based on available documentation will be accepted whenever possible.

3.	Federal OMB cost principles, federal agency program regulations, and the terms of grant and subgrant, and contract agreements will be followed in determining the reasonableness, allowability, and allocability of costs.

a.	source documentation. Accounting records must be supported by such source documentation as canceled checks, paid bills, payrolls, time and attendance records, contract and subcontract award documents, etc.

b.	cash management. Procedures for minimizing the time elapsing between the transfer of funds from the U.S. Treasury and disbursement by the Department and the Contractor must be followed whenever advance payment procedures are used.

ATTACHMENT “A”

4. the Contractor shall use its own procurement procedures which reflect applicable State and local laws, rules, and regulations, provided that the procurements conform to applicable Federal law and the standards identified in this Contract.

a. The Contractor will maintain a contract administration system which ensures that subcontractors perform in accordance with the terms, conditions, and specifications of its contracts or purchase orders.

b. The Contractor will maintain a written code of standards of conduct governing the performance of its employees engaged in the award and administration of contracts. No employee, officer or agent of the Department or the Contractor shall participate in selection, or in the award or administration of a contract supported by federal funds if a conflict of interest, real or apparent, would be involved. Such a conflict would arise when:

i. the employee, officer or agent,

ii. any member of his immediate family,

iii. his or her partner; or

iv. an organization which employs, or is about to employ, any of the above, has a financial or other interest in the firm selected for award. The Department’s or the Contractor’s officer, employees or agents will neither solicit nor accept gratuities, favors or anything of monetary value from contractors, potential contractors, or parties to subagreements. The Department and the Contractor may set minimum rules where the financial interest is not substantial or the gift is an unsolicited item of nominal intrinsic value. To the extent permitted by State or local law or regulations, such standards or conduct will provide for penalties, sanctions, or other disciplinary actions for violations of such standards by the Department’s or the Contractor’s officers, employees, or agents, or by subcontractors or their agents.

c. The Contractor’s procedures will provide for a review of proposed procurements to avoid purchase of unnecessary or duplicative items. Consideration should be given to consolidating or breaking out procurements to obtain a more economical purchase. Where appropriate, an analysis will be made of lease versus purchase alternatives, and any other appropriate analysis to determine the most economical approach.

d. To foster greater economy and efficiency, the Contractor, if a governmental entity, is encouraged to enter into State and local intergovernmental agreements for procurement or use of common goods and services.

e. If allowed by law, the Contractor is encouraged to use Federal excess and surplus property in lieu of purchasing new equipment and property whenever such use is feasible and reduces project costs.

f. The Contractor may contract only with responsible contractors possessing the ability to perform successfully under the terms and conditions of a proposed procurement.

g. The Contractor shall maintain records sufficient to detail the significant history of a procurement. These records shall include, but are not necessarily limited to the following:

i. the rationale for the method of procurement,

ii. selection of contract type,

iii. contractor selection or rejection, and

iv. the basis for the contract price.

h. The Contractor may use time and material type contracts only:

i. after a determination that no other contract is suitable, and

ii. if the Contract includes a ceiling price that the Contractor exceeds at its own risk.

i. The Contractor alone will be responsible, in accordance with good administrative practice and sound business judgment, for the settlement of all contractual and administrative issues arising out of procurements. These issues include, but are not limited to source evaluation, protests, disputes, and claims. These standards do not relieve the Contractor of any contractual responsibilities under its contracts.

j. The Contractor shall have protest procedures to handle and resolve disputes relating to its procurements and shall in all instances disclose information regarding the protest to the federal funding agency. A protestor must exhaust all administrative remedies with the Department and the Contractor before pursuing a protest with the federal funding agency.

5. the Contractor shall take all necessary affirmative steps to assure that minority firms, women’s business enterprises, and labor surplus area firms are used when possible. Affirmative steps shall include:

a. placing qualified small and minority businesses and women’s business enterprises on solicitation lists;

b. assuring that small and minority businesses, and women’s business enterprises are solicited whenever they are potential sources;

ATTACHMENT “A”

c. dividing total requirements, when economically feasible, into smaller tasks or quantities to permit maximum participation by small and minority business, and women’s business enterprises;

d. establishing delivery schedules, where the requirement permits, which encourage participation by small and minority business, and women’s business enterprises;

e. using the services and assistance of the Small Business Administration, and the Minority Business Development Agency of the Department of Commerce; and

f. requiring the prime contractor, if subcontracts are to be let, to take the affirmative steps listed in Article XVI, section 5, subsections a - e.

XVII. DEFAULT, TERMINATION, & PAYMENT ADJUSTMENT

1. Each party may terminate this Contract with cause. If the cause for termination is due to the default of a party, the non-defaulting party shall send a notice, which meets the notice requirements of this Contract, citing the default and giving notice to the defaulting party of its intent to terminate. The defaulting party may cure the default within fifteen days of the notice. If the default is not cured within the fifteen days, the party giving notice may terminate this Contract 45 days from the date of the initial notice of default or at a later date specified in the notice.

2. The Department may terminate this Contract without cause, in advance of the specified termination date, upon 30 days written notice.

3. The Department agrees to use its best efforts to obtain funding for multi-year contracts. If continued funding for this Contract is not appropriated or budgeted at any time throughout the multi-year contract period, the Department may terminate this Contract upon 30 days notice.

4. If funding to the Department is reduced due to an order by the Legislature or the Governor, or is required by federal or state law, the Department may terminate this Contract or proportionately reduce the services and goods due and the amount due from the Department upon 30 days written notice. If the specific funding source for the subject matter of this Contract is reduced, the Department may terminate this Contract or proportionately reduce the services and goods due and the amount due from the Department upon 30 written notice being given to the Contractor.

5. If the Department terminates this Contract, the Department may procure replacement goods or services upon terms and conditions necessary to replace the Contractor’s obligations. If the termination is due to the Contractor’s failure to perform, and the Department procures replacement goods or services, the Contractor agrees to pay the excess costs associated with obtaining the replacement goods or services.

6. If the Contractor terminates this Contract without cause, the Department may treat the Contractor’s action as a default under this Contract.

7. The Department may terminate this Contract if the Contractor becomes debarred, insolvent, files bankruptcy or reorganization proceedings, sells 30% or more of the company’s assets or corporate stock, or gives notice of its inability to perform its obligations under this Contract.

8. If the Contractor defaults in any manner in the performance of any obligation under this Contract, or if audit exceptions are identified, the Department may, at its option, either adjust the amount of payment or withhold payment until satisfactory resolution of the default or exception. Default and audit exceptions for which payment may be adjusted or withheld include disallowed expenditures of federal or state funds as a result of the Contractor’s failure to comply with federal regulations or state rules. In addition, the Department may withhold amounts due the Contractor under this Contract, any other current contract between the Department and the Contractor, or any future payments due the Contractor to recover the funds. The Department shall notify the Contractor of the Department’s action in adjusting the amount of payment or withholding payment. This Contract is executory until such repayment is made.

9. The rights and remedies of the Department enumerated in this article are in addition to any other rights or remedies provided in this Contract or available in law or equity.

10. Upon termination of the Contract, all accounts and payments for services rendered to the date of termination will be processed according to the financial arrangements set forth herein for approved services rendered to date of termination. If the Department terminates this Contract, the Contractor shall stop all work as specified in the notice of termination. The Department shall not be liable for work or services performed beyond the termination date as specified in the notice of termination.

ATTACHMENT “A”

11. Any of the following events will constitute cause for the Department to declare Contractor in default of the Contract: a. Nonperformance of contractual requirements; b. A material breach of any term or condition of this contract. The Department will issue a written notice of default providing a ten (10) day period in which Contractor will have an opportunity to cure. Time allowed for cure will not diminish or eliminate Contractor’s liability for damages. If the default remains, after Contractor has been provided the opportunity to cure, the Department may do one or more of the following: c. Exercise any remedy provided by law; d. Terminate this Contract and any related Contracts or portions thereof; e. Impose liquidated damages, if liquidated damages are listed in the Contract; f. Suspend Contractor from receiving future solicitations.

XVIII. FEDERAL REQUIREMENTS

The Contractor shall comply with all applicable federal requirements. To the extent that the Department is able, the Department shall give further clarification of federal requirements upon the Contractor’s request. If the Contractor is receiving federal funds under this Contract, certain federal requirements apply. The Contractor agrees to comply with the federal requirements to the extent that they are applicable to the subject matter of this Contract and are required by the amount of federal funds involved in this Contract.

1. Civil Rights Requirements:

a. The Civil Rights Act of 1964, Title VI, provides that no person in the United States shall, on the grounds of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity receiving federal financial assistance. The Health and Human Services regulation implementing this requirement is 45 CFR Part 80.

b. The Civil Rights Act of 1964, Title VII, (P.L. 88-352 & 42 U.S.C. § 2000e) prohibits employers from discriminating against employees on the basis of race, color, religion, national origin, and sex. Title VII applies to employers of fifteen or more employees, and prohibits all discriminatory employment practices.

c. The Rehabilitation Act of 1973, as amended, section 504, provides that no otherwise qualified handicapped individual in the United States shall, solely by reason of the handicap, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity receiving federal financial assistance. The Health and Human Services regulation 45 CFR Part 84 implements this requirement.

d. The Age Discrimination Act of 1975, as amended (42 U.S.C. §§ 6101-6107), prohibits unreasonable discrimination on the basis of age in any program or activity receiving federal financial assistance. The Health and Human Services regulation implementing the provisions of the Age Discrimination Act is 45 CFR

Part 91.

e. The Education Amendments of 1972, Title IX, (20 U.S.C. §§ 1681-1683 and 1685-1686), section 901, provides that no person in the United States shall, on the basis of sex, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any educational program or activity receiving federal financial assistance. Health and Human Services regulation 45 CFR Part 86 implements this requirement.

f. Executive Order No. 11246, as amended by Executive Order 11375 relates to “Equal Employment Opportunity,” (all construction contracts and subcontracts in excess of $10,000)

g. Americans with Disabilities Act of 1990, (P.L.101-336), section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. § 794), prohibits discrimination on the basis of disability.

h. The Public Health Service Act, as amended, Title VII, section 704 and TITLE VIII, section 855, forbids the extension of federal support for health manpower and nurse training programs authorized under those titles to any entity that discriminates on the basis of sex in the admission of individuals to its training programs. Health and Human Services regulation implementing this requirement is 45 CFR Part 83.

i. The Public Health Service Act, as amended, section 526, provides that drug abusers who are suffering from medical conditions shall not be discriminated against in admission or treatment because of their drug abuse or drug dependence, by any private or public general hospital that receives support in any form from any federally funded program. This prohibition is extended to all outpatient facilities receiving or benefitting from federal financial assistance by 45 CFR Part 84.

j. The Public Health Service Act, as amended, section 522, provides that alcohol abusers and alcoholics who are suffering from medical conditions shall not be discriminated against in admission or treatment, solely because of their alcohol abuse or alcoholism, by any private or public general hospital that receives support in any form from any federally funded program. This prohibition is extended to all outpatient facilities receiving or benefitting from federal financial assistance by 45 CFR Part 84.

ATTACHMENT “A”

2. Confidentiality: The Public Health Service Act, as amended, sections 301(d) and 543, require that certain records be kept confidential except under certain specified circumstances and for specified purposes. Confidential records include records of the identity, diagnosis, prognosis, or treatment of any patient that are maintained in connection with the performance of any activity or program relating to drug abuse prevention, i.e., drug abuse education, training, treatment, or research, or alcoholism or alcohol abuse education, training, treatment, rehabilitation, or research that is directly or indirectly assisted by the federal government. Public Health Service regulations 42 CFR Parts 2 and 2a implement these requirements.

3. Lobbying Restrictions: Lobbying restrictions as required by 31 U.S.C. § 1352, requires the Contractor to abide by this section and to place it’s language in all of it’s contracts:

a. No federal funds have been paid or will be paid, by or on behalf of the Contractor, to any person for influencing or attempting to influence an officer or employee of any federal agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.

b. If any funds other than federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any federal agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the federal contract, grant, loan, or cooperative agreement, the Contractor shall complete and submit Federal Standard Form LLL, “Disclosure Form to report Lobbying,” in accordance with its instructions.

c. The Contractor shall require that the language of this article be included in the award documents for all subcontracts and that subcontractors shall certify and disclose accordingly.

4. Debarment, suspension or other ineligibility: The Contractor certifies that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or excluded from participation in this Contract by any governmental department or agency. The Contractor must notify the Department within 30 days in accordance with the notification requirements specified in Article III, section 11 of this Contract if the Contractor has been debarred by any governmental entity within the contract period. Debarment regulations are stated in Health and Human Services regulation 45 CFR Part 76.

5. Environmental Impact: The National Environmental Policy Act of 1969 (NEPA) (Public Law 91-190) establishes national policy goals and procedures to protect and enhance the environment. NEPA applies to all federal agencies and requires them to consider the probable environmental consequences of any major federal activity, including activities of other organizations operating with the concurrence or support of a federal agency. This includes grant-supported activities under this Contract if federal funds are involved. Additional environmental requirements include:

a. the institution of environmental quality control measures under the National Environmental Policy Act of 1969 (P.L. 91-190) and Executive Order 11514;

b. the notification of violating facilities pursuant to Executive Order 11738 (all contracts, subcontracts, and subgrants in excess of $100,000);

c. the protection of wetlands pursuant to Executive Order 11990;

d. the evaluation of flood hazards in floodplains in accordance with Executive Order 11988;

e. the assurance of project consistency with the approved State management program developed under the Coastal Zone Management Act of 1972 (16 U.S.C. §§ 1451 et seq.);

f. the conformity of Federal actions to State (Clear Air) Implementation Plans under Section 176 (c) of the Clear Air Act of 1955, as amended (42 U.S.C. §§ 7401 et seq.);

g. the protection of underground sources of drinking water under the Safe Drinking Water Act of 1974, as amended, (P.L. 93-523),

h. the protection of endangered species under the Endangered Species Act of 1973, as amended, (P.L. 93-205) and;

i. the protection of the national wild and scenic rivers system under the Wild and Scenic Rivers Act of 1968 (16 U.S.C. §§ 1271 et seq.).

ATTACHMENT “A”

6. Human Subjects: The Public Health Service Act, section 474(a), implemented by 45 CFR Part 46, requires basic protection for human subjects involved in Public Health Service grant supported research activities. Human subject is defined in the regulation as “a living individual about whom an investigator (whether professional or student) conducting research obtains data through intervention or interaction with the individual or identifiable private information.” The regulation extends to the use of human organs, tissues, and body fluids from individually identifiable human subjects as well as to graphic, written, or recorded information derived from individually identifiable human subjects. The regulation also specifies additional protection for certain classes of human research involving fetuses, pregnant women, human in vitro fertilization, and prisoners. However, the regulation exempts certain categories of research involving human subjects which normally involve little or no risk. The exemptions are listed in 45 CFR Part 46.101(b). The protection of human subjects involved in research, development, and related activities is found in P.L. 93-348.

7. Sterilization: Health and Human Services and Public Health Service have established certain limitations on the performance of nonemergency sterilizations by Public Health Service grant-supported programs or projects that are otherwise authorized to perform such sterilizations. Public Health Service has issued regulations that establish safeguards to ensure that such sterilizations are performed on the basis of informed consent and that the solicitation of consent is not based on the withholding of benefits. These regulations, published at 42 CFR Part 50, Subpart B, apply to the performance of nonemergency sterilizations on persons legally capable of consenting to the sterilization. Federal financial participation is not available for any sterilization procedure performed on an individual who is under the age of 21, legally incapable of consenting to the sterilization, declared mentally incompetent, or is institutionalized.

8. Abortions and Related Medical Services: Federal financial participation is generally not available for the performance of an abortion in a grant-supported health services project. For further information on this subject, consult the regulation at 42 CFR Part 50, Subpart C.

9. Recombinant DNA and Institutional Biosafety Committees: Each institution where research involving recombinant DNA technology is being or will be conducted must establish a standing Biosafety Committee. Requirements for the composition of such a committee are given in Section IV of Guidelines for Research Involving Recombinant DNA Molecules, (49 FR 46266 or latest revision), which also discusses the roles and responsibilities of principal investigators and contractor institutions. Guidelines for Research Involving Recombinant DNA Molecules and Administrative Practices Supplement should be consulted for complete requirements for the conduct of projects involving recombinant DNA technology.

10. Animal Welfare: The Public Health Service Policy on Humane Care and Use of Laboratory Animals By Awardee Institutions requires that applicant organizations establish and maintain appropriate policies and procedures to ensure the humane care and use of live vertebrate animals involved in research activities supported by Public Health Service. This policy implements and supplements the U.S. Government Principles for the Utilization and Care of Vertebrate Animals Used in Testing, Research, and Training and requires that institutions use the Guide for the Care and Use of Laboratory Animals as a basis for developing and implementing an institutional animal care and use program. This policy does not affect applicable State or local laws or regulations which impose more stringent standards for the care and use of laboratory animals. All institutions are required to comply, as applicable, with the Animal Welfare Act as amended (7 U.S.C. 2131 et seq.) and other federal statutes and regulations relating to animals. These documents are available from the Office for Protection from Research Risks (OPRR), National Institutes of Health, Bethesda, MD 20892, (301) 496-7005.

11. Contract Provisions: The Contractor must include the following provisions in its contracts, as limited by the statements enclosed within the parentheses following each provision:

a. administrative, contractual, or legal remedies in instances where contractors violate or breach contract terms, and provides for such sanctions and penalties as may be appropriate. (Contracts other than small purchases. Small purchase involve relatively simple and informal procurement methods that do not cost more than $100,000 in aggregate.)

b. termination for cause and for convenience by the contractor or subgrantee including the manner by which it will be effected and the basis for settlement. (All contracts in excess of $10,000)

c. compliance with Executive Order 11246 of September 24, 1965 entitled “Equal Employment Opportunity,” as amended by Executive Order 11375 of October 13, 1967 and as supplemented in Department of Labor regulations (41 CFR Chapter 60). (All construction contracts awarded in excess of $10,000 by the Contractor and its contractors or subgrantees)

ATTACHMENT “A”

d. compliance with the Copeland “Anti-Kickback” Act (18 U.S.C. 874) as supplemented in Department of Labor regulations (29 CFR Part 3). (All contracts and subgrants for construction or repair)

e. compliance with the Davis-Bacon Act (40 U.S.C. 276a to a-7) as supplemented by Department of Labor regulations (29 CFR Part 5). (Construction contracts in excess of $2,000 awarded when required by Federal grant program legislation)

f. compliance with the Contract Work Hours and Safety Standards Act, sections 103 and 107, (40 U.S.C. 327-330) as supplemented by Department of Labor regulations (29 CFR Part 5). (Construction contracts awarded in excess of $2,000, and in excess of $2,500 for other contracts which involve the employment of mechanics or laborers)

g. notice of the federal awarding agency requirements and regulations pertaining to reporting.

h. notice of federal awarding agency requirements and regulations pertaining to patent rights with respect to any discovery or invention which arises or is developed in the course of or under such contract.

i. federal awarding agency requirements and regulations pertaining to copyrights and rights in data.

j. access by the Department, the Contractor, the Federal funding agency, the Comptroller General of the United States, or any of their duly authorized representatives to any books, documents, papers, and records of the Contractor which are directly pertinent to that specific contract for the purpose of making audit, examination, excerpts, and transcriptions.

k. compliance with all applicable standards, orders, or requirements of the Clear Air Act, section 306, (42 U.S.C. 1857(h)), the Clean Water Act, section 508, (33 U.S.C. 1368), Executive Order 11738, and Environmental Protection Agency regulations (40 CFR Part 15). (Contracts, subcontracts, and subgrants of amounts in excess of $100,000)

l. mandatory standards and policies relating to energy efficiency which are contained in the state energy conservation plan issued in compliance with the Energy Policy and Conservation Act (Pub. L. 94-163).

12. (Governmental entities only) Merit System Standards: The Intergovernmental Personnel Act of 1970 (42 U.S.C. §§ 4728-4763), requires adherence to prescribed standards for merit systems funded with federal funds.

13. Misconduct in Science: The United States Public Health Service requires certain levels of ethical standards for all PHS grant-supported projects and requires recipient institutions to inquire into, investigate and resolve all instances of alleged or apparent misconduct in science. Issues involving potential criminal violations must be promptly reported to the HHS Office of Inspector General. (See regulations in 42 CFR Part 50, Subpart A)

END OF GENERAL PROVISIONS

ATTACHMENT B

SPECIAL PROVISIONS

i

Article V	Delivery Network	35

1.	Availability of Services	35
2.	Subcontracts and Assurances	36
3.	Contractor’s Selection of Providers	39

Article VI	Authorization of Services and Notices of Action	41

1.	Service of Authorization and Notice of Action	41
2.	Other Actions Requiring Notice of Action	46
3.	Content of Notice of Action	47
4.	Attachment to Notice of Actions - Written Appeal Request Form	49
5.	Compensation for Utilization Management Activities	50
6.	Medical Necessity Denials	50

Article VII	Grievance Systems	50

1.	Overall Grievance System	50
2.	Special Requirements for Appeals	50
3.	Standard Appeals Process	51
4.	Process for Expedited Resolution of Appeals	54
5.	Continuation of Benefits During Appeal or State Fair Hearing Processes	57
6.	Duration of Continued or Reinstated Benefits	57
7.	Reversed Appeal Resolutions	57
8.	State Fair Hearings	58
9.	Grievances	59
10.	Documentation	61

Article VIII	Enrollee Rights and Protections	62

1.	Written Information on Enrollee Rights and Protections-General Requirements	62
2.	Specific Enrollee Rights and Protections	62
3.	Provider - Enrollee Communications	63

Article IX	Contractor Assurances	64

1.	Nondiscrimination	64
2.	Member Services Function	64
3.	Provider Services Function	65
4.	Enrollee Liability	65
5.	Access	65
6.	Coordination and Continuity of Care	68
7.	Billing Enrollees	71
8.	Survey Requirements	72

Article X	Measurement and Improvement Standards	73

1.	Practice Guidelines	73
2.	Quality Assessment and Performance Improvement Program	73

Article XI	Other Requirements	75

1.	Compliance with Public Health Service Act	75
2.	Advance Directives	75
3.	Fraud and Abuse Requirements	75
4.	Disclosure of Ownership and Control Information	76
5.	Safeguarding Confidential Information on Enrollees	76
6.	Disclosure of Provider Incentive Plans	77

Article XII	Payments	78

1.	Non-Risk Contract	78
2.	Payment Methodology	78
3.	Contract Maximum	78
4.	Medicare	78
5.	Third Party Liability (Coordination of Benefits)	80
6.	Third Party Responsibility (Including Worker’s Compensation)	82
7.	Changes in Covered Services	83
8.	Clarification of Payment Responsibilities	83

Article XIII	Records and Reporting Requirements	87

1.	Health Information Systems	87
2.	Federally Required Reports	88
3.	Periodic Reports	89
4.	Data Certification	94

Article XIV	Compliance/Monitoring	95

1.	Audits	95
2.	Quality Monitoring by the DEPARTMENT	95
3.	External Quality Review	96
4	Corrective Action	98

Article XV	Termination of the Contract	101

1.	Automatic Termination	101
2.	90-Day Termination Option	101

3.	Effect of Termination	101
4.	Assignment	103

Article XVI	Miscellaneous	103

1.	Integration	103
2.	Enrollees May Not Enforce Contract	103
3.	Interpretation of Laws and Regulations	103
4.	Adoption of Rules	103

v

Attachment C

Molina Healthcare of Utah

January 1, 2006

Covered Services

Limitations & Exclusions

Co-payment & Co-insurance Requirements

Covered Services are the same under both the Traditional and Non-Traditional Medicaid Plans unless otherwise indicated. Co-payments and co-insurances are listed if required. Pregnant women and children under age 18 are exempt from all co-payment and co-insurance requirements. Services related to family planning are excluded from all co-payment and co-insurance requirements. Medicaid Provider Manuals provide detailed information regarding covered services and are available to the CONTRACTOR upon request.

A.	In General

The CONTRACTOR will provide the following benefits to Enrollees in accordance with Medicaid benefits as defined in the Utah State Plan subject to the exception or limitations as noted below. The DEPARTMENT reserves the right to interpret what is in the State plan. Medicaid services can only be limited through utilization criteria based on Medical Necessity. The CONTRACTOR will provide at least the following benefits to Enrollees.

The CONTRACTOR is responsible to provide or arrange for all Medically Necessary Covered Services on an emergency basis 24 hours each day, seven days a week. The CONTRACTOR is responsible for payment for all covered Emergency Services furnished by providers that do not have arrangements with the CONTRACTOR.

B.	Hospital Services

1.	Inpatient Hospital

Services furnished in a licensed, certified hospital are Covered Services.

Non-Traditional Medicaid Plan excludes the following revenue codes:

430 - 439 (Occupational Therapy)

380 - 382, and 391 (Whole Blood)

390 and 399 (Autologous or self blood storage for future use)

811 - 813 (Organ Donor charges)

CO-INSURANCE

Traditional Medicaid: $220.00 for non-emergency admissions. Limited to $220.00 per Enrollee per calender year.

Non-Traditional Medicaid: $220.00 for each non-emergency admission per Enrollee. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

Page 1 of 16	health plan/molina

Attachment C

Molina Healthcare of Utah

January 1, 2006

2.	Outpatient Hospital

Services provided to Enrollees at a licensed, certified hospital who are not admitted to the hospital are Covered Services.

CO-PAYMENT

Traditional Medicaid: $2.00 co-payment per visit. Limited to one co-payment per date of service per provider. The facility fees associated with services provided in an outpatient hospital or free-standing ambulatory surgical centers are subject to $2.00 co-payment per date of service per provider. Annual calendar year maximum for any combination of physician, podiatry, outpatient hospital, and surgical centers is $100.00 per Enrollee.

Non-Traditional Medicaid: $3.00 co-payment per visit. Limited to one co-payment per date of service per provider. The facility fees associated with services provided in an outpatient hospital or a free standing ambulatory surgical centers are subject to $3.00 co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

3.	Emergency Department Services

Emergency Services provided to Enrollees in designated hospital emergency departments are Covered Services.

CO-PAYMENT

Traditional Medicaid: Co-payment is $6.00 for non-emergency use of the emergency room.

Non-Traditional Medicaid: Co-payment is $6.00 for non-emergency use of the emergency room. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

C.	Physician Services

Services provided directly by licensed physicians or osteopaths, or by other licensed professionals such as physician assistants, nurse practitioners, or nurse midwives under the physician’s or osteopath’s supervision are covered Services.

Non-Traditional Medicaid excludes office visits in conjunction with allergy injections (CPT codes 95115 through 95134 and 95144 through 95199).

CO-PAYMENT

Traditional Medicaid: Co-pay is $3.00 per visit. Limited to one co-payment per date of service per provider. Annual calendar year maximum is $100.00 per Enrollee for any combination of physician, osteopath, podiatry, outpatient hospital, freestanding emergency centers, and surgical centers. Co-payment required for preventive services and immunizations.

Page 2 of 16	health plan/hu 10/17/2005

Attachment C

Molina Healthcare of Utah

January 1, 2006

Non-Traditional Medicaid: Co-payment is $3.00 per visit. Limited to one co-payment per date of service per provider. No co-payment for preventive services and immunizations. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

D.	General Preventive Services

The CONTRACTOR must develop or adopt practice guidelines consistent with current standards of care, as recommended by professional groups such as the American Academy of Pediatric and the U.S. Task Force on Preventive Care.

A minimum of three screening programs for prevention or early intervention (e.g. Pap Smear, diabetes, hypertension).

E.	Vision Care

Services provided by licensed ophthalmologists or licensed optometrists, and opticians within their scope of practice are Covered Services. Services include, but are not limited to, the following:

1.	Eye examinations and care to identify and treat medical problems

2.	Eye refractions, examinations

3.	Laboratory work

4.	Lenses

5.	Eyeglass Frames

6.	Repair of Frames

7.	Repair or Replacement of Lenses

8.	Contact Lenses (when Medically Necessary)

Traditional Medicaid Plan: Full coverage for all Non-Traditional clients.

Non-Traditional Medicaid Plan is limited to the following services and limitations: Non- Traditional Medicaid clients have coverage for vision screening in conjunction with determining refractions. Providers may bill using procedure codes 92002, 92004, 92012, and 92014. There is a maximum Medicaid benefit of $31.21 for screening services. Charges above the $31.21 are non-covered Medicaid services and are considered the patient’s responsibility. Eye refraction/examination is limited to one eye examination every 12 months.

Eyeglasses (lenses and frames) are not covered.

Services to identify and treat medical problems such as diabetic retinopathy, glaucoma, cataracts, etc., may be billed by ophthalmologists and optometrists using procedure codes

Page 3 of 16	health plan/hu 10/17/2005

Attachment C

Molina Healthcare of Utah

January 1, 2006

92020, 92083, 92135, 95930, 99201-99205, 99211-99215, 65210, 65220, 65222, 67820, 68761, and 68801. Ophthalmologists may bill additional procedure codes within their scope of service that are covered by Medicaid. These services are paid based on the Medicaid fee schedule and are considered payment in full.

F.	Lab and Radiology Services

Professional and technical laboratory and X-ray services furnished by licensed and certified providers are Covered Services. All laboratory testing sites, including physician office labs, providing services under this Contract will have either a Clinical Laboratory Improvement Amendments (CLIA) Certificate of Waiver or a certificate of registration along with a CLIA identification number.

Those laboratories with certificates of waiver will provide only the eight types of tests permitted under the terms of their waiver. Laboratories with certificates of registration may perform a full range of laboratory tests.

G.	Physical and Occupational Therapy

1.	Physical Therapy

Treatment and services provided by a licensed physical therapist. Treatment and services must be authorized by a physician and include services prescribed by a physician or other licensed practitioner of the healing arts within the scope of his or her practice under State law and provided to an Enrollee by or under the direction of a qualified physical therapist. Necessary supplies and equipment will be reviewed for medical necessity and follow the criteria of the R414.12 rule.

2.	Occupational Therapy

Treatment of services provided by a licensed occupational therapist. Treatment and services must be authorized by a physician and include services prescribed by a physician or other licensed practitioner of the healing arts within the scope of his or her practice under State law and provided to an Enrollee by or under the direction of a qualified occupational therapist. Necessary supplies and equipment will be reviewed for medical necessity and follow the criteria of the R414.12 rule.

Non-Traditional Medicaid: Physical therapy and occupational therapy (in combination) are limited to 10 visits per calendar year.

CO-PAYMENT

Non-Traditional Medicaid: $3.00 co-payment per visit. Limited to one co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

Page 4 of 16	health plan/hu 10/17/2005

Attachment C

Molina Healthcare of Utah

January 1, 2006

H.	Speech and Hearing Services

Services and appliances, including hearing aids and hearing aid batteries, provided by a licensed medical professional to test and treat speech defects and hearing loss are Covered Services.

Non-Traditional Medicaid Plan: Full coverage except hearing aids are limited to congenital (birth defect) hearing losses only.

I.	Podiatry Services

Services provided by a licensed podiatrist are Covered Services.

Traditional Medicaid Plan: Full coverage is limited to children up to age 21 and pregnant women. Limited podiatry benefits are covered for adults.

Non-Traditional Medicaid Plan: Limited podiatry benefits are covered.

CO-PAYMENT

Traditional Medicaid: Co-pay is $3.00 per visit. Limited to one co-payment per date of service per provider. Annual calendar year maximum is $100.00 per Enrollee for any combination of physician, podiatry, outpatient hospital, freestanding emergency centers, and surgical centers. Co-payment required for preventive services and immunizations.

Non-Traditional Medicaid: Co-payment is $3.00 per visit. Limited to one co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

J.	End Stage Renal Disease - Dialysis

Treatment of end stage renal dialysis for kidney failure is a Covered Service. Dialysis is to be rendered by a Medicare-certified Dialysis facility.

K.	Home Health Services

Home health services are defined as intermittent nursing care provided by certified nursing professionals (registered nurses, licensed practical nurses, and home health aides) in the client’s home when the client is homebound or semi-homebound are Covered Services. Home health care must be rendered by a Medicare-certified Home Health Agency. The CONTRACTOR agrees to comply with all federal regulations regarding surety bonds. The CONTRACTOR agrees to contract with only Medicare-certified Home Health Agencies who carry a surety bond if federal regulations regarding this requirement are reinstated. The DEPARTMENT agrees to notify the CONTRACTOR if such federal regulations are reinstated.

Page 5 of 16	health plan/hu 10/17/2005

Attachment C

Molina Healthcare of Utah

January 1, 2006

Personal care services as defined in the DEPARTMENT’s Medicaid Personal Care Provider Manual are included in this Contract. Personal care services may be provided by a State licensed home health agency.

L.	Hospice Services

Services delivered to terminally ill patients (six months life expectancy) who elect palliative versus aggressive care are Covered Services. Hospice care must be rendered by a Medicare-certified hospice. When an Enrollee is receiving hospice in a nursing facility, ICF/MR or freestanding hospice facility, the CONTRACTOR is responsible for up to 30 days of hospice care.

M.	Private Duty Nursing

Services provided by licensed nurses for ventilator-dependent children and technology-dependent adults in their home in lieu of hospitalization if Medically Necessary, feasible, and safe to be provided in the patient’s home are Covered Services. Requests for continuous care will be evaluated on a case by case basis and must be approved by the CONTRACTOR.

Non-Traditional Medicaid Plan: Private Duty Nursing is not a covered service.

N.	Medical Supplies and Medical Equipment

This Covered Service includes any necessary supplies and equipment used to assist the Enrollee’s medical recovery, including both durable and non-durable medical supplies and equipment, and prosthetic devices. The objective of the medical supplies program is to provide supplies for maximum reduction of physical disability and restore the Enrollee to his or her best functional level. Medical supplies may include any necessary supplies and equipment recommended by a physical or occupational therapist, but should be ordered by a physician. Durable medical equipment (DME) includes, but is not limited to, prosthetic devices and specialized wheelchairs. Durable medical equipment and supplies must be provided by a DME supplier that has a surety bond. Necessary supplies and equipment will be reviewed for medical necessity and follow the criteria of the R414.12 of the Utah Administrative Code, with the exception of criteria concerning long term care since long term care services are not covered under the Contract.

Non-Traditional Medicaid Plan excludes blood pressure monitors, and replacement of lost, damaged, or stolen durable medical equipment or prosthesis.

O.	Abortions and Sterilizations

These Covered Services are provided to the extent permitted by Federal and State law and must meet the documentation requirement of 42 CFR 441, Subparts E and F. These requirements must be met regardless of whether Medicaid is primary or secondary payer.

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Attachment C

Molina Healthcare of Utah

January 1, 2006

P.	Treatment for Substance Abuse and Dependency

Treatment will cover medical detoxification for alcohol or substance abuse conditions is a Covered Service. Medical services including hospital services will be provided for the medical non-psychiatric aspects of the conditions of alcohol/drug abuse.

Q.	Organ Transplants

The following transplantations are Covered Services for all Enrollees: kidney, liver, cornea, bone marrow, stem cell, heart, intestine, lung, pancreas, small bowel, combination heart/lung, combination intestine/liver, combination kidney/pancreas, combination liver/kidney, multi visceral, and combination liver/small bowel unless amended under the provisions of Attachment B, Article IV (Benefits), Section C, Subsection 2 of this Contract.

Non-Traditional Medicaid Plan is limited to kidney, liver, cornea, bone marrow, stem cell, heart, and lung transplantations.

R.	Other Outside Medical Services

The CONTRACTOR, at its discretion and without compromising quality of care, may choose to provide services in Freestanding Emergency Centers, Surgical Centers and Birthing Centers.

CO-PAYMENT

Traditional Medicaid: $2.00 co-payment per visit. Limited to one co-payment per date of service per provider. Annual calendar year maximum is $100.00 per Enrollee for any combination of physician, podiatry, outpatient hospital, freestanding emergency centers, and surgical centers. (Co-payment does not apply to birthing centers.)

Non-Traditional Medicaid: $3.00 co-payment per visit. Limited to one co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

S.	Long Term Care

The CONTRACTOR may provide long term care for Enrollees in skilled nursing facilities requiring such care as a continuum of a medical plan when the plan includes a prognosis of recovery and discharge within thirty (30) days or less. When the prognosis of an Enrollee indicates that long term care (over 30 days) will be required, the CONTRACTOR will notify the DEPARTMENT and the skilled nursing facility of the prognosis determination and will initiate disenrollment. Skilled nursing care is to be rendered in a skilled nursing facility which meets federal regulations of participation.

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Attachment C

Molina Healthcare of Utah

January 1, 2006

T.	Services to CHEC Enrollees

1.	CHEC Services

The CONTRACTOR will provide to CHEC Enrollees preventive screening services and other necessary medical care, diagnostic services, treatment, and other measures necessary to correct or ameliorate defects and physical and mental illnesses and conditions discovered by the screening services, whether or not such services are covered under the State Medicaid Plan. The CONTRACTOR is not responsible for home and community-based services available through Utah’s Home and Community-Based waiver programs.

The CONTRACTOR will provide the full early and periodic screening, diagnosis, and treatment services to all eligible children and young adults up to age 21 in accordance with the periodicity schedule as described in the Utah CHEC Provider Manual. All children between six months and 72 months must be screened for blood lead levels.

Non-Traditional Medicaid: CHEC services are not covered. Enrollees who are 19 or 20 years of age receive the adult scope of services.

2.	CHEC Policies and Procedures

The CONTRACTOR agrees to have written policies and procedures for conducting tracking, follow-up, and outreach to ensure compliance with the CHEC periodicity schedules. These policies and procedures will emphasize outreach and compliance monitoring for children and young adults, taking into account the multi-lingual, multi-cultural nature as well as other unique characteristics of the CHEC Enrollees.

U.	Family Planning Services

These Covered Services includes disseminating information, counseling, and treatments relating to family planning services. All services must be provided by or authorized by a physician, certified nurse midwife, or nurse practitioner. All services must be provided in concert with Utah law.

Birth control services include information and instructions related to the following:

1.	Birth control pills;

2.	Norplant (removal only);

3.	Depo Provera;

4.	IUDs;

5.	Barrier methods including diaphragms, male and female condoms, and cervical caps;

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Attachment C

Molina Healthcare of Utah

January 1, 2006

6.	Vasectomy or tubal ligations;

7.	Nuvaring; and

8.	Office calls, examinations or counseling related to contraceptive devices.

Non-Traditional Medicaid: Norplant is not a covered service.

V.	High-Risk Prenatal Services

1.	In General - Ensure Services are Appropriate and Coordinated

The CONTRACTOR must ensure that high risk pregnant Enrollees receive an appropriate level of quality perinatal care that is coordinated, comprehensive, preventive, and continuous either by direct service or referral to an appropriate provider or facility. In the determination of the provider and facility to which a high risk prenatal Enrollee will be referred, care must be taken to ensure that the provider and facility both have the appropriate training, expertise and capability to deliver the care needed by the Enrollee and her fetus/infant. Although many complications in perinatal health cannot be anticipated, most can be identified early in pregnancy. Ideally, preconceptional counseling and planned pregnancy are the best ways to assure successful pregnancy outcome, but this is often not possible. Provision of routine preconceptional counseling must be made available to those women who have conditions identified as impacting pregnancy outcome, i.e., diabetes mellitus, medications which may result in fetal anomalies or poor pregnancy outcome, or previous severe anomalous fetus/infant, among others.

2.	Risk Assessment

a.	General

Enrollees who are pregnant should be risk assessed at their first prenatal visit, preferably in the first trimester, and later in pregnancy as low, moderate or high risk for medical and psychosocial conditions which may contribute to poor birth outcomes. Women found to not be moderate or high risk should be evaluated for change in risk status throughout their pregnancy.

b.	Assessment tools

The CONTRACTOR must have a mechanism to assure that prenatal care providers conduct risk assessments on all pregnant Enrollees on entry into prenatal care and, as needed, on an ongoing basis to re-assess risk status throughout pregnancy. Assessment tools used by prenatal care providers should be consistent with standards of practice and linked to the CONTRACTOR’s care coordination/case management programs for those Enrollees who have a moderate or high risk status. All prenatal health care providers should be able to identify the full range of medical and psychosocial risk factors and either provide appropriate care or initiate referrals to the appropriate level of care/consultation throughout pregnancy.

The CONTRACTOR’s healthy pregnancy programs must also include assessment of risk for all pregnant Enrollees as soon as a pregnancy is identified and as needed, on an ongoing basis. The CONTRACTOR shall refer to and coordinate care with the prenatal care providers concerning the treatment plan and risk factors. The CONTRACTOR’s risk assessments shall be overseen by the CONTRACTOR’s Medical Director.

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Attachment C

Molina Healthcare of Utah

January 1, 2006

Assessment tools used by prenatal care providers and the CONTRACTOR should include a means of identifying prenatal risk factors based on medical and psychosocial conditions that may contribute to poor birth outcomes and that will assist the CONTRACTOR and prenatal care providers in determining the level and intensity of care coordination/case management required to ensure the appropriate level of perinatal care.

The DEPARTMENT recommends “Guidelines for Perinatal Care by American Academy of Pediatrics, and American College of Obstetricians and Gynecologists” as a resource for evaluating and classification of risk, the level of care and consultation recommended based on risk status, and the level of care coordination required. The DEPARTMENT recommends that Enrollees be identified with a status of no risk, low risk, moderate risk, or high risk and that at a minimum, Enrollees who are classified as moderate or high risk should receive care coordination/case management services.

c.	Recommended Prenatal Screening

(1)	Hepatitis B surface antigen

The DEPARTMENT recommends routine prenatal screening of every woman for hepatitis B surface antigen (HBsAg) early in prenatal care to identify all those at high risk for transmitting the virus to their newborns and later in pregnancy for women who tested negative for HbsAg during early pregnancy but who are at high risk based on:

(a)	evidence of clinical hepatitis during pregnancy;

(b)	injection drug use;

(c)	occurrence during pregnancy or a history of STDs; or

(d)	judgement of the health care provider.

When a woman is found to be HBsAg-positive, the CONTRACTOR will provide HBIG and HB vaccine at birth. Initial treatments should be given during the first 12 hours of life. The CONTRACTOR will comply with all other requirements as specified in Utah Law R386-702-9.

(2)	Sexually Transmitted Diseases (STDs)

The DEPARTMENT recommends prenatal screening including sexually transmitted diseases such as gonorrhea, chlamydia, and standard serological testing for syphilis as required by Utah Law 26-6-20. Testing for STDs should be repeated in the 3rd trimester for Enrollees at high risk for exposure.

(3)	HIV testing

The DEPARTMENT also recommends testing of all pregnant Enrollees for HIV and testing and treatment at labor and delivery for women who have not received testing during pregnancy. The CONTRACTOR should encourage providers to develop policies that are consistent with the American College of Obstetricians and Gynecologists, including but not limited to:

(a)	universal testing with an opt-out approach (testing of all pregnant women and not just those who appear to be at high risk for HIV;

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Attachment C

Molina Healthcare of Utah

January 1, 2006

(b)	flexibility in the consent process; and

(c)	prevention and referral through education during prenatal care.

Prenatal care providers should have a mechanism to document in medical records when pregnant Enrollees are offered HIV tests and when tests are refused. Pregnant Enrollees who refuse HIV testing earlier in pregnancy should be offered HIV testing again later in pregnancy. Pregnant Enrollees who test positive should receive treatment throughout their pregnancy and labor and delivery to reduce the risk of HIV transmission to their newborns.

3.	Prenatal Initiative Program

Prenatal services provided directly or through agreements with appropriate providers include those services covered under Medicaid’s Prenatal Initiative Program which includes the following enhanced services for pregnant women:

a.	perinatal care coordination

b.	prenatal and postnatal home visits

c.	group prenatal and postnatal education

d.	nutritional assessment and counseling

e.	prenatal and postnatal psychosocial counseling

Psychosocial counseling is a service designed to benefit the pregnant client by helping her cope with the stress that may accompany her pregnancy. Enabling her to manage this stress improves the likelihood that she will have a healthy pregnancy. This counseling is intended to be short term and directly related to the pregnancy. However, pregnant women who are also suffering from a serious emotional or mental illness should be referred to an appropriate mental health care provider.

W.	Services for Children with Special Needs

1.	In General

In addition to primary care, children with chronic illnesses and disabilities need specialized care provided by trained experienced professionals. Since early diagnosis and intervention will prevent costly complications later on, the specialized care must be provided in a timely manner. The specialized care must comprehensively address all areas of need to be most effective and must be coordinated with primary care and other services to be most efficient. The children’s families must be involved in the planning and delivery of the care for it to be acceptable and successful.

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Attachment C

Molina Healthcare of Utah

January 1, 2006

2.	Services Requiring Timely Access

All children with special health care needs must have timely access to the following services:

a.	Comprehensive evaluation for the condition.

b.	Pediatric subspecialty consultation and care appropriate to the condition.

c.	Rehabilitative services provided by professionals with pediatric training in areas such as physical therapy, occupational therapy and speech therapy.

d.	Durable medical equipment appropriate for the condition.

e.	Care coordination for linkage to early intervention, special education and family support services and for tracking progress.

In addition, children with the conditions marked by * below must have timely access to coordinated multispecialty clinics, when Medically Necessary, for their disorder.

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Attachment C

Molina Healthcare of Utah

January 1, 2006

3.	Definition of Children with Special Health Care Needs

The definition of children with special health needs includes, but is not limited to, the following conditions:

a.	Nervous System Defects such as

Spina Bifida*

Sacral Agenesis*

Hydrocephalus

b.	Craniofacial Defects such as

Cleft Lip and Palate*

Treacher - Collins Syndrome

c.	Complex Skeletal Defects such as

Arthrogryposis*

Osteogenesis Imperfecta*

Phocomelia*

d.	Inborn Metabolic Disorders such as

Phenylketonuria*

Galactosemia*

e.	Neuromotor Disabilities such as

Cerebral palsy*

Muscular Dystrophy*

Complex Seizure Disorders

f.	Congenital Heart Defects

g.	Genetic Disorders such as

Chromosome Disorders

Genetic Disorders

h.	Chronic Illnesses such as

Cystic Fibrosis

Hemophilia

Rheumatoid Arthritis

Bronchopulmonary Dysplasia

Cancer

Diabetes

Nephritis

Immune Disorders

i.	Developmental Disabilities with multiple or global delays in development such as Down Syndrome or other conditions associated with mental retardation.

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Attachment C

Molina Healthcare of Utah

January 1, 2006

The CONTRACTOR agrees to cover all Medically Necessary services for children with special health care needs such as the ones listed above. The CONTRACTOR further agrees to cooperate with the DEPARTMENT’s quality assurance monitoring for this population by providing requested information.

X.	Medical and Surgical Services of a Dentist

1.	Who May Provide Services

Under Utah law, medical and surgical services of a dentist may be provided by either a physician or a doctor of dental medicine or dental surgery.

2.	Universe of Covered Services

Medical and surgical services that under Utah law may be provided by a physician or a doctor of dental medicine or dental surgery, are covered under the Contract.

3.	Services Specifically Covered

The CONTRACTOR is responsible for palliative care and pain relief for severe mouth or tooth pain in an emergency room. If the emergency room physician determines that it is not an emergency and the client requires services at a lesser level, the provider should refer the client to a dentist for treatment. If the dental-related problem is serious enough for the client to be admitted to the hospital, the CONTRACTOR is responsible for coverage of the inpatient hospital stay. The CONTRACTOR is responsible for authorized/approved medical services provided by oral surgeons consistent with injury, accident, or disease (excluding dental decay and periodontal disease) including, but not limited to, removal of tumors in the mouth, setting and wiring a fractured jaw. Also covered are injuries to sound natural teeth and associated bone and tissue resulting from accidents including services by dentists performed in facilities other than the emergency room or hospital.

4.	Dental Services Not Covered

The CONTRACTOR is not responsible for routine dental services such as fillings, extractions, treatment of abscess or infection, orthodontics, and pain relief when provided by a dentist in the office or in an outpatient setting such as a surgical center or scheduled same day surgery in a hospital including the surgical facilities charges.

Y.	Diabetes Education

The CONTRACTOR shall provide diabetes self-management education from a Utah certified or American Diabetes Association recognized program when an Enrollee:

1.	has recently been diagnosed with diabetes, or

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Attachment C

Molina Healthcare of Utah

January 1, 2006

2.	is determined by the health care professional to have experienced a significant change in symptoms, progression of the disease or health condition that warrants changes in the Enrollee’s self-management plan, or

3.	is determined by the health care professional to require re-education or refresher training.

Z.	HIV Prevention

The CONTRACTOR shall have in place the following:

1.	General Program

The CONTRACTOR must have educational methods for promoting HIV prevention to Enrollees. HIV prevention information, both primary (targeted to uninfected Enrollees), as well as secondary (targeted to those Enrollees with HIV) should must be culturally and linguistically appropriate. All Enrollees should be informed of the availability of both in-plan HIV counseling and testing services, as well as those available from Utah State-operated programs.

2.	Focused Program for Women

Special attention should be paid identifying HIV+ women and engaging them in routine care in order to promote treatment including, but not limited to, antiretroviral therapy during pregnancy.

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Attachment C

Molina Healthcare of Utah

January 1, 2006

SUMMARY OF CO-PAYMENT AND

CO-INSURANCE REQUIREMENTS

Pregnant women and children under age 18 are exempt from all co-payment and co-insurance requirements. Services related to family planning are excluded from all co-payment and co-insurance requirements.

Traditional Medicaid Plan

Inpatient hospital: Each Enrollee must pay a $220.00 co-insurance for non-emergency inpatient hospital admissions. The maximum co-payment per Enrollee per calendar year is $220.00 for non-emergency inpatient hospital admissions.

Emergency Department: Each enrollee must pay a $6.00 co-payment for non-emergency use of the emergency room.

Physician, osteopath, podiatrist, outpatient hospital, freestanding emergency centers, and surgical centers: Each Enrollee must pay a $3.00 co-payment per provider per day. The maximum co-payment per Enrollee per calendar year is $100.00 for any combination of the services provided by the above providers.

Prescription Drugs: Each Enrollee must pay a co-payment of $3.00 per prescription. The maximum co-payment is $15.00 per Enrollee per month.*

There is no overall out-of-pocket maximum for the above services.

Non-Traditional Medicaid Plan

Inpatient hospital: Each Enrollee must pay a $220.00 co-insurance for each non-emergency inpatient hospital admissions.

Emergency Department: Each enrollee must pay a $6.00 co-payment for non-emergency use of the emergency room.

Physician, osteopath, podiatrist, physical therapist, occupational therapist, chiropractor*, freestanding emergency centers, surgical centers: Each Enrollee must pay a $3.00 co-payment per provider per day.

Prescription Drugs: Each Enrollee must pay a co-payment of $2.00 per prescription.*

The	out-of-pocket maximum for each Enrollee is $500.00 for any combination of the above co-payments and co-insurance.

*	Pharmacy services and chiropractic services are not the responsibility of the CONTRACTOR.

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Utah’s Quality Assessment and Performance Improvement Plan

(Utah “QAPIP”)

For Contracted Medicaid Health Plans

Attachment D: Program Description

State of Utah

Department of Health

Division of Health Care Financing

Bureau of Managed Health Care

August 13, 2003

I. Utah Quality Assessment and Performance Improvement Monitoring Plan (QAPIP) Executive Summary:

The Utah Department of Health (DOH), Division of Health Care Financing (DHCF), Bureau of Managed Health Care (BMHC) by authority of 42 CFR, Part 438, Subparts C, D, E, F, H (438.602, 438.608, 438.610), and Subpart I (438.700) has oversight responsibility of contracted Medicaid health plans to ensure the delivery of quality health care and compliance with state and federal regulations.

The BMHC oversight methodology consists of activities to collect and analyze data from on-site reviews, required reports, and other internal and external data sources. This information is used to determine compliance with state Medicaid requirements; federal regulations pertaining to managed care entities; to identify opportunities for improvement and areas of non-compliance. When BMHC identifies non-compliance and areas where improvement is needed, BMHC makes recommendations and requires corrective action plans (CAP’s). Health plans are required to submit CAP’s according to specified timeframes; BMHC reviews what is submitted and either accepts or requests a revised CAP. Health plans can request extensions to the required CAP timeframes or appeal the BMHC’s findings. Once the health plan submits an acceptable action plan, the BMHC provides adequate opportunity for the plan to implement corrections and improvements. Follow up activities are conducted thereafter to assess progress toward compliance and address areas for continuous improvement.

The BMHC uses information from quality monitoring activities to assess the effectiveness of its monitoring program, implement improvements to its oversight processes, update health plan compliance requirements and develop work plans for subsequent years. The BMHC reports to Centers for Medicare and Medicaid Services (CMS) as required concerning results of quality monitoring activities and program evaluations.

II. Utah Quality Assessment and Performance Improvement Monitoring Plan (QAPIP) Program Description

A. Overview:

The Utah Department of Health (DOH), Division of Health Care Financing (DHCF), Bureau of Managed Health Care (BMHC) by authority of 42 CFR, Part 438, Subparts C, D, E, F, H (438.602, 438.608, 438.610), and Subpart I (438.700) has oversight responsibility of contracted Medicaid health plans to ensure the delivery of quality health care and compliance with state and federal regulations.

The UTAH QAPIP encompasses oversight of regulations pertaining to Managed Care Organizations (MCOs), Prepaid Inpatient Health Plans (PIHPs) and Primary Care Case Management (PCCM) entities.

B. Purpose:

The purpose of the Utah Quality Assessment and Performance Improvement Plan is to ensure that the Medicaid health plans provide quality health care to Medicaid enrollees, to provide a mechanism to ensure continuous improvement in the care and services provided and assess compliance to state and federal regulations required for managed care entities.

C. Objectives:

•	To establish a monitoring plan that uses experts outside of the BMHC to promote interagency cooperation and support other state DOH programs.

•	To establish a monitoring plan which includes deeming provisions, in order to minimize duplication and redundancy of comparable monitoring content for organizations that have received accreditation by a nationally recognized accreditation body.

•	To assess the quality, availability and access to, coordination of, and appropriateness of care and services provided to Medicaid enrollees (including those with special health care needs) under MCO, PIHP and PCCM contracts.

•	To assure care and services are provided in a culturally competent manner, which respects the rights of enrollees, including those with disabilities.

•	To assess compliance through regular monitoring in a way that promotes collaboration and continuous quality improvement.

•	To ensure adherence to contract requirements, state and federal regulations applicable to the types of health plans contracted with Medicaid.

•	To assure appropriate adherence to privacy and confidentiality rules in the provision of care and services.

•	To assure the organizations structure, operations and information systems support adherence to the Utah QAPIP, program oversight needs and meet federal and state regulations.

•	To assure that data and documentation necessary for quality oversight is accurate and complete.

D. Quality Assessment and Performance Improvement (QAPI) Strategy:

The BMHC’s methods of oversight of contracted Medicaid health plans involve an integrated approach using information derived from the following four activities. These include:

1.	Health Plan Compliance Reviews
2.	Internal Surveillance and Tracking (analysis of internal data)
3.	External Quality Review (EQR)
4.	Annual Program Review

1. Health Plan Compliance Reviews

The BMHC conducts periodic reviews of contracted MCOs, PIHPs and PCCMs to monitor contract compliance and compliance to state and federal regulations applicable to these types of health plan entities. Reviews are done using the Utah Quality Assessment and Performance Improvement Plan (QAPIP), which is a comprehensive set of compliance Standards based on quality improvement, contract monitoring, and regulatory oversight needs. Most of the compliance Standards in the QAPIP is applicable to MCO and PIHP health plan entities. Oversight of PCCM contracts and compliance with state and federal regulations is also accomplished through the UTAH QAPIP; although, much fewer of the compliance Standards are applicable to PCCM entities.

The BMHC’s conducts periodic comprehensive quality monitoring reviews (CQMRs) using the UTAH QAPIP compliance Standards. Frequency of CQMRs is determined by the level of compliance demonstrated during the on-reviews, internal surveillance and monitoring (number 2, described below), the amount of structural or operational changes made following reviews or based on other oversight needs. For all MCO or PIHP entities CQMR’s will occur at least every threes years and more frequently when necessary. Annually, follow-up reviews will be done to assess progress toward recommended improvements and CAPs. The BMHC may also conduct a focused review of a particular area(s); these are Follow-up/ Focused Quality Monitoring Review’s (FQMR’s).

CQMRs consist of review of all UTAH QAPIP pertaining to the type of entity being reviewed and all applicable data sources for each area. The UTAH QAPIP delineates compliance areas that require detailed program narratives, any mandatory data sources needed to assess compliance, authority for particular areas of compliance, applicability of deeming status for entities who have received national accreditation, and DOH staff resources that may be used to assess each compliance area. Documentation requirements for annual monitoring will be tailored to the level of compliance from the most recent CQMR, analysis from internal surveillance, and other monitoring needed relating to quality, access to care and appropriateness of care and services, etc.

CQMRs for MCOs or PIHPs will occur “on-site” at the organization’s local office(s). On-site reviews will consist of reviewing documentation, interviewing staff and conducting an exit conferencing, which outlines the organization’s strengths and weaknesses. The BMHC may use on-site review, in-person meetings or teleconferencing to conduct

FQMRs. For PCCMs, an assessment of compliance to applicable regulations may be conducted less formally (telephone conference following review of applicable documentation) and therefore not require an on-site review. The BMHC’s Quality Monitoring Unit staff and other DOH consultants will participate in review activities. The BMHC uses consultants from the Division of Community and Family Health Services, the Office of Health Care Statistics and other DHCF staff to conduct reviews.

Following each review, the BMHC will compile a report addressing the level of compliance to applicable Utah QAPIP Standards for the type of entity being reviewed. This report will detail findings, recommendations for improvements and general comments. Written corrective action plans (CAPs) for any areas of non-compliance will be required as necessary. The BMHC will conduct follow-up reviews annually that will assess the plan’s progress toward CAPs, other recommended improvements and monitoring related to reviews and any reports required by the contract relating to quality, access to care and appropriateness of care and services since the last review. Depending on the level of compliance, BMHC may elect to repeat CQMR as often as necessary or conduct a partial/focused review annually until the required level of compliance is achieved. Quarterly progress reports (verbal or written) may be required depending on the level of non-compliance determined from CQMR or FQMRs.

The BMHC will regularly monitor areas requiring annual oversight (see compliance Standards for “crosswalk” of annual monitoring areas). Attestation statements may be permitted to satisfy part(s) of the QAPIP compliance areas after a sufficient level of performance is demonstrated through CQMR’s. Attestation statements are permitted only for areas that have not changed or have changed minimally since the last review. The BMHC will determine if the attestations are acceptable on a case-by-case basis. These will permit the health plan to not have to provide full program narratives for areas that have not changed since the last review or have changed minimally. The BMHC will determine if attestations are acceptable on a case-by-case basis.

Annually, Medicaid MCOs and PIHPs are required to produce a Work Plan (WP) each new calendar year detailing all quality assessment and performance improvement (QAPI) activities; including activities related to recommended improvements from reviews/CAPs, the organization’s clinical and non clinical performance improvement projects/studies, specific program activities, projects related to priority population groups, federal or state requirements, etc. Additionally, on completion of each calendar year the health plans are required to conduct a comprehensive program evaluation, called a Work Plan Evaluation (WPE), to determine the effectiveness of interventions in each area of the WP. The WPE is expected to be part of the process used to develop the WP for each new year and update the organizations overall Quality Improvement Program Description (QIPD), if necessary.

The BMHC on an ongoing basis will provide input on WP, WPE and annually updated QIPD’s as part of annual monitoring activities or reviews for MCOs and PIHPs. PCCMs are not required to submit these documents since they are outside the scope of their regulations; however, may be required to submit other annual reports related to applicable regulations or compliance areas.

a. Center for Medicare and Medicaid Services (CMS) Reporting:

In accordance with 42 CFR, part 438, 438.202, the BMHC will submit to CMS any required repots relating to BMHC’s UAPIP/quality improvement (QI) strategy, reports on the implementation and effectiveness of the QAPIP/QI strategy and of updates whenever substantial changes to the UAPIP/QI strategy are made. Additionally, CMS may require the BMHC to submit reports of findings from compliance reviews and EQR’s.

b. Documentation Requirements and Timelines:

Each health plan will be required to submit documentation that specifically addresses all compliance Standards in the QAPIP prior to a CQMR and FQMR. This documentation is required to be organized and categorized in accordance with the sequencing of each domain and Standard within the Utah QAPIP. Process narratives (a description of the compliance area and how compliance is achieved) are mandatory for specific areas in which exhibits alone are insufficient to determine how the plan operates in the given area (see “crosswalk” section of compliance Standards).

Prior to an audit, the health plan may be required to submit pre-review documentation as early as 60 days before a CQMR or FQMR. All documentation is required to be available during the entire time of an on-site review. Organization’s being reviewed are required to provide suitable, private workspace; i.e., private conference room with a phone, for the number of staff participating and make appropriate plan staff available to assist in finding necessary information during documentation review sessions or for answering questions. Prior to a CQMR or FQMR an agenda will be developed including time frames for reviewing documentation, interviews, post interview team consultation and an exit conference.

Following a CQMR or FQMR the BMHC will complete a compliance report within 60 calendar days of the date of the exit conference. The health plans, if necessary, will be required to submit a written plan of correction within 45 calendar days of the receipt of the compliance report or submit an appeal of the BMHC’s findings. If an extension is required the organization may request, in writing, an extension to the due date for the CAP and the timeframes will be adjusted as appropriate. The BMHC will provide written approval as to the acceptance of the CAP within 30 calendar days of BMHC’s receipt of the CAP. Within 30 calendar days of the receipt of the CAP the BMHC will provide written approval or request revisions, if not accepted.

c. Deeming:

The BMHC has incorporated deeming provisions in the UTAH QAPIP for areas applicable to MCOs and PIHPs. Accreditation by a nationally recognized accreditation agency that is also recognized by the State will be accepted to fulfill some compliance requirements. Examples of nationally recognized accreditation agencies include National Committee for Quality Assurance (NCQA), Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and Utilization Review and Accreditation Commission (URAC), also known as American Accreditation HealthCare Commission. The organization must provide written verification of accreditation in areas where deeming may be applicable. The BMHC will determine areas applicable for deeming based on comparability and level of accreditation achieved.

d. Corrective Actions and Sanctions:

Corrective actions may be required to be submitted relating to quality monitoring activities if the BMHC determines the contracted Medicaid organization has not provided services in accordance with the contract or within expected professional standards. The BMHC will request in writing that the health plan correct deficiencies or identified problems through a corrective action plan (CAP). The contracted Medicaid health plan agrees with all applicable procedures and time frames set forth in the contract regarding compliance with CAP’s. However, CAP’s which are the result of non compliance findings with the Utah QAPIP, following reviews, longer time frames are granted for submitting initial CAP’s and subsequent requests for revision to CAP’s, until final acceptance. Additionally, longer time frames may be granted prior to implementing sanctions. Areas of non compliance related to contract requirements or the UQAMP, which are deemed more critical or urgent, may be subject to time frames associated with requests for CAP’s as set forth in the contract. The BMHC will follow do-process procedures as outlined in the contract with regard to requests for CAP’s, requests for extensions of CAP’s, allowing opportunity to appeal findings, considering explanations of disagreement and in issuing hearing rights.

2. Internal Surveillance and Tracking (analysis of internal MMCS and Data Warehouse data)

Additionally, as a mechanism of quality oversight the BMHC will monitor and analyze other available internal data. These include internal MMCS data; information available through the state’s Data Warehouse or reported encounter data. When possible and appropriate this information will be integrated into compliance reviews in order to address areas where further study or improvement may be needed or when additional information is needed.

3. External Quality Reviews (EQR’s):

The BMHC uses an External Quality Review Organization (EQRO) to conduct an annual, external assessment of outcomes related to quality, access to and timeliness of care for services covered in MCO and PIHPs contracts (42 CFR Part 438, Subpart E, 438.320). External review includes mandatory and optional activities.

Mandatory EQR activities include using information from the following activities:

1.	Validation of performance improvement projects as noted in 438.240(b)(1), validation of performance measures required by the state in accordance with 438.240(b)(2), and

2.	To conduct a review within the previous 3 year period to determine MCO’s or PIHP’s compliance with standards related to access to care, structure and operations, and quality measurement [(438.204(g)].

Optional activities include using information derived from the previous 12 months from the following activities:

1.	Validation of encounter data reported by an MCO or PIHP,

2.	Administration or validation of consumer or provider surveys of quality of care,

3.	Calculation of performance measures in addition to those reported by an MCO or PIHP and validation

4.	Conducting performance improvement projects in addition to those conducted by an MCO or PIHP.

The BMHC assures that EQROs meet the qualifications to perform external quality reviews (EQRs) as set forth in 42 CFR, Part 438, Subpart E, 438.354 (competence and independence). The state, its agent or the EQRO may perform the mandatory and optional EQR-related activities [42 CFR, Part 438, Subpart E, 438.358(a)].

The BMHC will assure that the date collection methods and tools used by the EQRO are consistent with the Medicaid managed care provisions of the Balanced Budget Act (BBA) and the compliance requirements outlined in the Utah QAPIP, which were developed to assess compliance in accordance with the BBA.

The EQRO will submit reports in accordance with requirements in 438.364. The BMHC will make available upon request information obtained from the technical report supplied by the EQRO to interested parties, such as participating health care providers, enrollees and potential enrollees of the MCO or PIHP, recipient advocacy groups and general public. This information will be supplied in alternative formats for persons with sensory impairments, when requested.

The EQRO contract may be amended as necessary in order to accommodate review activities. Study subjects will be determined collaboratively by DHCF, BMHC, EQRO and health plan staff.

4. Annual Program Evaluation

Annually, the BMHC will develop a Work Plan, which outlines the planned review activity (CQMR or follow up reviews), EQR activity and activities related to available systems data (MMCS/DW, grievance/appeals, hearings, exemptions, reporting, etc.,). At the end of each calendar a Work Plan Evaluation will be completed. The Work Plan Evaluation will be used to develop the Work Plan for each new year and schedule monitoring reviews. At least every 3 years the BMHC will perform a more comprehensive evaluation, which will be used to make program improvements. The BMHC will submit to CMS any required reports relating to the states quality improvement program.

III. Table of Appendices

Tab Heading	Content
Utah’s QAPIP	Utah’s Quality Assessment and Performance Improvement Monitoring Plan (Program Description Document)

Table of Appendices	Listing of all appendices to Attachment G, Utah’s QAPIP

Appendix A Flow Chart	Utah QAPIP Flow Chart

Appendix B	(B1)	Utah’s QAPIP Compliance Standards Crosswalk (DRAFT)

Crosswalk	(B2)	Federal Register

Appendix C Definitions	Definitions

Appendix D Scoring	Weighting and Scoring (to be developed)

Appendix E Attestation	Attestation Template (to be developed)

Appendix F Data Collection	Review Data Collection Tools

Appendix G WP Format	Work Plan Format (required)

Appendix H WPE Format	Work Plan Format (required)

Appendix I	(I1)	Example Clinical and Non-Clinical Areas for Study

PI Topics	(I2)	Example Performance Improvement (PI) Project Description

Appendix J CM Report	Example Case Management Report

Appendix K ACOG Record	Example Risk Assessment Information: ACOG Antepartum Record© (by permission of Donna Weber, ACOG Marketing, Inventory and Distribution Manager, July 1, 2003)

Appendix L	Example CHEC Audit Report

Appendix M	(M1)	Example Grievance, Appeal, Action and Notice of Action Requirements

	(M2)	Example Grievance Tracking

	(M3)	Flow Charts for Grievances, Appeals, Actions, Notices of Action, Continuation of Benefits and State Fair Hearing Procedures

Appendix N	Example Newsletter Topic Tracking Grid

Appendix O	Priority Matrix

Appendix P	Member Handbook Checklist (DRAFT)

IV. References

1.	Federal Register, Volume 67, No. 115, Friday, June 14, 2002, 42 CFR, Part 438, Managed Care.

2.	Utah Quality Assessment and Performance Improvement Plan (QAPIP) (Attachment G of contracts).

3.	Quality Improvement System for Managed Care (QISMC), www.cms.hhs.gov/cop/2d.asp

4.	Case Management Society of America (CMSA) Standards of Practice, (2003).

5.	Aspen Publications, Inc. 1185 Avenue of the Americas, New York, NY 10036 (medical case management, forms, checklists, & guidelines), (1997), www.aspenpublishers.com

6.	United States Department of Human Services, National Standards for Culturally and Linguistically Appropriate Standards (CLAS), Http://www.omhrc.gov/omh/programs/2pgprograms/finalreport.pdf

7.	Siefker, Garrett, Van Genderen, Weis: Guidelines for Practicing Case Managers; Fundamentals of Case Management (1998).

8.	Powell, Suzanne K., A Practical Guide to Success in Managed Care, Case Management (2000).

9.	Case Management Inc.,10530 Paces Ave. Suite 1511Matthews, NC 28105-2714Tel. 704.847.1195 management@casemanagement.com

10.	Melamed, Dennis, Brittin, Alexander, URAC, The HIPAA Handbook: What You Organization Should Know About The Federal Privacy Standards (2001).

11.	Melamed, Dennis, Brittin, Alexander, URAC, The HIPAA Handbook: What You Organization Should Know About The Federal Electronic Transaction Standards (2002).

12.	Melamed, Dennis, Brittin, Alexander, URAC, The HIPAA Handbook: What You Organization Should Know About The Federal Security Standards (2002).

13.	National Association for Healthcare Quality, Guide to Quality Management, Eighth Edition (1998).

14.	American Accreditation Healthcare Commission/URAC, Health Plan Standards, Version 3.2 (2003).

15.	American Accreditation Healthcare Commission/URAC, Health Network Standards & Interpretive Guide, version 3.2 (2003).

16.	National Committee for Quality Assurance (NCQA), Standards and Guidelines for the Accreditation of MCOs (2003).

17.	National Committee for Quality Assurance (NCQA), Data Collection Tools (2003).

18.	Joint Commission on Accreditation of Healthcare Organizations, 2003-2004 Comprehensive Accreditation Manual for Health Care Networks (2003)

19.	The Team Handbook, How to Use Teams to Improve Quality, Peter R. Scholtes, (1988).

20.	United Health Care, The Language of Managed Health Care, the Managed Health Care Resource (1994).

21.	Houghton Mifflin Company, Webster’s II, New College Dictionary, (1995).

22.	AMSO.com, American Medical Specialty Organization, Inc. Definition of Terms, 2003.

23.	The Managed Care Group, Managed Care Resources, Inc., MCR Canada, Managed Care Options, LLC, Managed Care Terms and Definitions, http://www.managedcaregroup.com/mcrdef.htm (2003).

24.	Center for Health Services Research and Policy, The George Washington University2021 K Street, W, Suite 800Washington, DC 20006, http://www.gwu.edu/~chsrp .

25.	The U.S. Department of Health and Human Services, 200 Independence Avenue, S. W. Washington, D.C. 20201, http://www.hhs.gov/ContactUs.html.

26.	http://www.nlm.nih.gov/, U.S. National Library of Medicine, 8600 Rockville Pike, Bethesda, MD 20894.

27.	http://www.access.gpo.gov/aboutgpo/index., Keepinfg America Informed, United States Government Printing Office.

28.	http://www.chcs.org/contact/contact.html, Center For Health Care Strategies.

Attachment E

Healthy U

MEDICAL SERVICES REVENUE AND COST DEFINITIONS FOR TABLE 2

REVENUES (Report all revenues received or receivable at the end-of-period date on the form)

1.	Premiums

Report premium payments received or receivable from the DEPARTMENT.

2.	Delivery Fees

Report the delivery fee received or receivable from the DEPARTMENT.

3.	Reinsurance

Report the reinsurance payments received or receivable from a reinsurance carrier other than the DEPARTMENT.

4.	Stop Loss

Report stop loss payments received or receivable from the DEPARTMENT.

5.	TPL Collections - Medicare

Report all third party collections received from Medicare.

6.	TPL Collections - Other

Report all third party collections received other than Medicare collections. (Report TPL savings because of cost avoidance as a memo amount on line 48).

7.	Other (specify)

8.	Other (specify)

For lines seven and eight: Report all other revenue not included in lines one through six. (There may not be any amount to report; however, this line can be used to report revenue from total Utah operations that do not fit lines one through six.)

9.	TOTAL REVENUES

Total lines one through eight.

NOTE: Duplicate premiums are not considered a cost or revenue as they are collected by the CONTRACTOR and paid to the DEPARTMENT. Therefore, the payment to the DEPARTMENT would reduce or offset the revenue recorded when the duplicate premium was received. However, line 49 has been established for reporting duplicate premiums as a memo amount.

health plan/hu 10/17/2005

Attachment E

Healthy U

MEDICAL COSTS: Report all costs accrued as of the ending date on the form. In the first data column (column 3), report all costs for Utah operations per the general ledger. In the 15 Medicaid data columns (columns 4 through 18), report only costs for Medicaid Enrollees.

10.	Inpatient Hospital Services

Costs incurred in providing inpatient hospital services to Enrollees confined to a hospital.

11.	Outpatient Hospital Services

Costs incurred in providing outpatient hospital services to Enrollees, not including services provided in the emergency department.

12.	Emergency Department Services

Costs incurred in providing outpatient hospital emergency room services to Enrollees.

13.	Primary Care Physician Services (Including EPSDT Services, Prenatal Care, and Family Planning Services)

All costs incurred for Enrollees as a result of providing primary care physician, osteopath, physician assistant, nurse practitioner, and nurse midwife services, including payroll expenses, any capitation and/or contract payments, fee-for-service payments, fringe benefits, travel and office supplies.

14.	Specialty Care Physician Services (Including EPSDT Services, Prenatal Care, and Family Planning Services)

All costs incurred as a result of providing specialty care physician, osteopath, physician assistant, nurse practitioner, and nurse midwife services to Enrollees, including payroll expenses, any capitation and/or contract payments, fee-for-service payments, fringe benefits, travel and office supplies.

15.	Adult Screening Services

Expenses associated with providing screening services to Enrollees.

16.	Vision Care - Optometric Services

Included are payroll costs, any capitation and/or contract payments, and fee-for-service payments for services and procedures performed by an optometrist and other non-payroll expenses directly related to providing optometric services for Enrollees.

17.	Vision Care - Optical Services

Included are payroll costs, any capitation and/or contract payments and fee-for-service payments for services and procedures performed by an optician and other supportive staff, cost of eyeglass frames and lenses and other non-payroll expenses directly related to providing optical services for Enrollees.

18.	Laboratory (Pathology) Services

Costs incurred as a result of providing pathological tests or services to Enrollees including payroll expenses, any capitation and/or contract payments, fee-for-service payments and other expenses directly related to in-house laboratory services. Excluded are costs associated with a hospital visit.

health plan/hu 10/17/2005

Attachment E

Healthy U

19.	Radiology Services

Cost incurred in providing x-ray services to Enrollees, including x-ray payroll expenses, any capitation and/or contract payments, fee-for-service payments, and occupancy overhead costs. Excluded are costs associated with a hospital visit.

20.	Physical and Occupational Therapy

Included are payroll costs, any capitation and/or contract payments, fee-for-service costs, and other non-payroll expenditures directly related to providing physical and occupational therapy services.

21.	Speech and Hearing Services

Payroll costs, any capitation and/or contract payments, fee-for-service payments, and non-payroll costs directly related to providing speech and hearing services for Enrollees.

22.	Podiatry Services

Salary expenses or outside claims, capitation and/or contract payments, fee-for-service payments, and non-payroll costs directly related to providing services rendered by a podiatrist to Enrollees.

23.	End Stage Renal Disease (ESRD) Services - Dialysis

Costs incurred in providing renal dialysis (ESRD) services to Enrollees.

24.	Home Health Services

Included are payroll costs, any capitation and/or contract payments, fee-for-service payments, and other non-payroll expenses directly related to providing home health services for Enrollees.

25.	Hospice Services

Expenses related to hospice care for Enrollees including home care, general inpatient care for Enrollees suffering terminal illness and inpatient respite care for caregivers of Enrollees suffering terminal illness.

26.	Private Duty Nursing

Expenses associated with private duty nursing for Enrollees.

27.	Medical Supplies and Medical Equipment

This cost center contains fee-for-service cost for outside acquisition of medical requisites, special appliances as prescribed by the CONTRACTOR to Enrollees.

28.	Abortions

Medical and hospital costs incurred in providing abortions for Enrollees.

29.	Sterilizations

Medical and hospital costs incurred in providing sterilizations for Enrollees.

health plan/hu 10/17/2005

Attachment E

Healthy U

30.	Detoxification

Medical and hospital costs incurred in providing treatment for substance abuse and dependency (detoxification) for Enrollees.

31.	Organ Transplants

Medical and hospital costs incurred in providing transplants for Enrollees.

32.	Other Outside Medical Services

The costs for specialized testing and outpatient surgical centers for Enrollees ordered by the CONTRACTOR.

33.	Long Term Care

Costs incurred in providing long-term care for Enrollees required under Attachment C.

34.	Transportation Services

Costs incurred in providing ambulance (ground and air) services for Enrollees.

35.	Accrued Costs

Costs Incurred for services rendered to Enrollees but not yet billed.

36/37    Other

Report costs not otherwise reported.

38.	TOTAL MEDICAL COSTS

Total lines10 through 37.

ADMINISTRATIVE COSTS

Report payroll costs, any capitation and/or contract payments, non-payroll costs and occupancy overhead costs for accounting services, claims processing services, health plan services, data processing services, purchasing, personnel, Medicaid marketing and regional administration.

Report the administration cost under four categories—advertising, home office indirect cost allocation, utilization and all other administrative costs. If there are no advertising costs or indirect home office cost allocations, report a zero amount in the applicable lines.

39.	Administration - Advertising

40.	Home Office Indirect Cost Allocations

41.	Utilization

Payroll cost and any capitation and/or contract payments for utilization staff and other non-payroll costs directly associated with controlling and monitoring outside physician referral and hospital admission and discharges of Enrollees.

health plan/hu 10/17/2005

Attachment E

Healthy U

42.	Administration - Other

43.	TOTAL ADMINISTRATIVE COSTS

Total lines 39 through 42.

44.	TOTAL COSTS (Medical and Administrative)

Total lines 38 and 43.

45.	NET INCOME (Gain or Loss)

Line 9 minus line 44.

46.	ENROLLEE MONTHS

Total Enrollee months for period of time being reported.

47.	MEDICAL COSTS PER ENROLLEE MONTH

Line 38 divided by line 46.

48.	ADMINISTRATIVE COSTS PER ENROLLEE MONTH

Line 43 divided by line 46.

49.	TOTAL COSTS PER ENROLLEE MONTH

Line 44 divided by line 46.

OTHER DATA

50.	TPL Savings - Cost Avoidance

51.	Duplicate Premiums

Include all premiums received for Enrollees from all sources other than Medicaid.

52.	Number of Deliveries

Total number of Enrollee deliveries when the delivery occurred at 24 weeks or later.

53.	Family Planning Services

Include costs associated with family planning services as defined in Attachment C (Covered Services, Section V, Family Planning Services).

54.	Reinsurance Premiums Received

Include the reinsurance premiums received or receivable that are not counted as revenue.

health plan/hu 10/17/2005

Attachment E

Healthy U

55.	Reinsurance Premiums Paid

Include reinsurance premiums paid to a reinsurance carrier other than the DEPARTMENT.

56.	Administrative Revenue Retained by the CONTRACTOR

Include the administrative revenue retained by the CONTRACTOR from the reinsurance premiums received or receivable.

health plan/hu 10/17/2005

Attachment E

MEDICAL SERVICES UTILIZATION DEFINITIONS FOR TABLE 3

MEDICAL SERVICES

1.	Hospital Services - General Days

Record total number of inpatient hospital days associated with inpatient medical care.

2.	Hospital Services - Discharges

Record total number of inpatient hospital discharges.

3.	Hospital Services - Outpatient Visits

Record total number of outpatient visits.

4.	Emergency Department Visits

Record total number of emergency room visits.

5.	Primary Care Physician Services

Number of services and procedures defined by CPT-4 codes provided by primary care physicians or licensed physician extenders or assistants under direct supervision of a physician inclusive of all services except radiology, laboratory and injections/ immunizations which should be reported in their appropriate section. The reporting of data under this category includes both outpatient and inpatient services.

6.	Specialty Care Physician Services

Number of ser services and procedures defined by CPT-4 codes provided by specialty care physicians or licensed physician extenders or assistants under direct supervision of a physician inclusive of all services except radiology, laboratory and injections/ immunizations which should be reported in their appropriate section. The reporting of data under this category includes both outpatient and inpatient services.

7.	Adult Screening Services

Number of adult screenings performed.

8.	Vision Care - Optometric Services

Number of optometric services and procedures performed by an optometrist.

Attachment E

9.	Vision Care - Optical Services

Number of eye glasses and contact lenses dispensed.

10.	Laboratory (Pathology) Procedures

Number of procedures defined by CPT-4 Codes under the Pathology and Laboratory section. Excluded are services performed in conjunction with a hospital outpatient or emergency department visit.

11.	Radiology Procedures

Number of procedures defined by CPT-4 Codes under the Radiology section. Excluded are services performed in conjunction with a hospital outpatient or emergency department visit.

12.	Physical and Occupational Therapy Services

Physical therapy refers to physical and occupational therapy services and procedures performed by a physician or physical therapist.

13.	Speech and Hearing Services

Number of services and procedures.

14.	Podiatry Services

Number of services and procedures.

15.	End Stage Renal Disease (ESRD) Services - Dialysis

Number of ESRD procedures provided upon referral.

16.	Home Health Services

Number of home health visits, such as skilled nursing, home health aide, and personal care aide visits.

17.	Hospice Days

Number of days hospice care is provided, including respite care.

18.	Private Duty Nursing Services

Hours of skilled care delivered.

Attachment E

19.	Medical Supplies and Medical Equipment

Durable medical equipment such as wheelchairs, hearing aids, etc., and nondurable supplies such as oxygen etc.

20.	Abortion Procedures

Number of procedures performed.

21.	Sterilization Procedures

Number of procedures performed.

22.	Detoxification Days

Days of inpatient detoxification.

23.	Organ Transplants

Number of transplants.

24.	Other Outside Medical Services

Specialized testing and outpatient surgical services ordered by IHC.

25.	Long Term Care Facility Days

Total days associated with long-term care.

26.	Transportation Trips

Number of ambulance trips.

27.	Other (specify)

Attachment F

Molina Healthcare of Utah

July 1, 2006

MOLINA

Attachment F: Payment Methodology

This Contract is classified as non-risk. Under a non-risk contract, the DEPARTMENT’s total payments to Molina for medical services provided under this Contract net of third party payments may not exceed the Payment Limit. The Payment Limit is the total amount Medicaid would have paid for the same services on a fee-for-service (FFS) basis net of third party payments. In calculating payments to determine the amount the DEPARTMENT would have paid on each claim, the DEPARTMENT will use its reimbursement schedule for each claim and subtract (1) any third party payment reported on each claim and (2) any co-payment and co-insurance for which the Enrollee is responsible.

Molina may reimburse individual providers at rates different from the Medicaid fee schedule. However, the DEPARTMENT’s aggregate payments to Molina for medical services provided to its Enrollees must not exceed what Medicaid would have paid in aggregate for the same services on a FFS basis.

Based on direction from the Centers for Medicare and Medicaid Services (CMS), the 9% add-on amount that the DEPARTMENT reimburses Molina will not be included when determining the total payments the DEPARTMENT paid Molina when ascertaining compliance with the Payment Limit for a non-risk contract. The 9% add-on includes administration, case management services, profit earned, etc., and any incentive payments (CHEC screenings and immunizations). The 9% add-on that the DEPARTMENT reimburses Molina for administration, case management services, and profit will be included when calculating the savings sharing payments. If CMS requires in writing that this method of calculating the Payment Limit be revised, this Contract will be amended in accordance with, and only to the extent necessary to comply with, the specific requirements of CMS.

For Molina clients enrolled in Molina’s Medicare product, Molina will reimburse its providers at no less than the Medicare fee schedule.

A.	Molina Cost Plus 9% Payment Provisions Based on Molina’s Encounter Records

1.	Molina will submit encounter records including any associated encounter refunds from providers or from the Office of Recovery Services to the DEPARTMENT following the Electronic Data Interchange (EDI) standards defined in the Encounter Records 837 Institutional Companion Guide and Encounter Records 837 Professional Companion Guide. Molina will not submit any encounter record in the same month in which the service to which the encounter record relates was provided. In the event Molina inadvertently does so, the DEPARTMENT will not pay for any encounter record in the same month in which the service was provided.

2.	The DEPARTMENT will process Molina’s encounter records and reimburse Molina for encounter records that pass the Medicaid Managed Care System

Attachment F

Molina Healthcare of Utah

July 1, 2006

(MMCS) encounter records edits within 30 calendar days after the DEPARTMENT has received the encounter records. However, it is the intent of the DEPARTMENT to pay Molina within 15 calendar days after the DEPARTMENT has received the encounter records. The DEPARTMENT will reimburse Molina the amount Molina paid its providers as reflected in each encounter record’s “paid amount” field, net of third party payments and net of any co-payment or co-insurance for which the Enrollee is responsible, for those encounters that pass the MMCS edits. In addition, the DEPARTMENT will pay to Molina an additional amount equal to 9% of the total amount of paid encounter records, net of third party payments. The 9% does not apply to the Medicaid payment on encounters for Molina’s Medicaid enrollees who are also enrolled in Molina’s Medicare plan.

3.	The 9% add-on fee is based on the reasonable expenses of managed care plans organizations for all administrative functions, case management services, profit earned, etc. necessary to operate as an efficient and effective Medicaid managed care plan and including federal managed care requirements as described in 42 CFR Part 438-Managed Care. The DEPARTMENT will verify Molina’s costs incurred for administration, case management services, profit earned, etc. using the quarterly reports submitted by Molina as defined in Section F., Quarterly Report of Costs Incurred for Administration, Case Management Services, Etc., of this Attachment F.

4.	Rejected encounter records that are corrected and resubmitted and that clear the MMCS edits will be paid to Molina in the next regular payment cycle.

B.	Determination of the Amount the DEPARTMENT Would have Paid under FFS (Payment Limit)

1.	Determination of Covered Encounters

All encounter records not rejected in the process under Section A. above will go through a final cleansing by running said encounters through the DEPARTMENT’s fee-for-service pricing process. Encounters for which the DEPARTMENT paid the CONTRACTOR under Section A. but that are not covered encounters based on the criteria in B.2. will be credited back to the DEPARTMENT and excluded from the Payment Limit calculation.

The DEPARTMENT will provide documentary support for its calculation to Molina and afford Molina a reasonable opportunity to review and comment.

2.	Covered Services Criteria

For purposes of this Attachment F, a covered encounter record is an encounter record that is covered under this Contract, is not rejected by the rejection edits in the DEPARTMENT’s Encounter Records Companion Guides and:

a.	the procedure codes are either covered by Medicaid as indicated on Medicaid’s Reference File, or

Attachment F

Molina Healthcare of Utah

July 1, 2006

b.	the Enrollee who received the service was a CHEC eligible, or

c.	the DEPARTMENT approved the payment for services described in Attachment B (Special Provisions), under Article VI (Authorization of Services and Notices of Action), A.2. (Process for the CONTRACTOR to Request Payment Authorization of Services); or

d.	the services provided are in lieu of services covered in the Utah Medicaid State Plan because they are cost-effective and of equal or higher quality.

3.	Determination of Payments Subject to the Payment Limit

For purposes of determining whether the DEPARTMENT paid Molina more or less than the Payment Limit, the total amount the DEPARTMENT paid Molina is the total amount as determined in Section A. (net of third party payments and enrollee co-payments and co-insurance) excluding the 9% add-on fee that includes administration, case management services, profit earned, etc.

4.	Determination of Payment Limit

The DEPARTMENT will determine the Payment Limit by pricing covered encounter records, net of third party payments and Enrollee co-payments and co-insurance.

For services that do not have a reimbursement amount in the DEPARTMENT’s Reference File or the Reference File indicates that the service is manually priced, the amount the CONTRACTOR paid its provider will be the amount used in determining the Payment Limit.

The DEPARTMENT will provide documentary support for its calculation to Molina and afford Molina a reasonable opportunity to review and comment.

5.	Payment Limit Reconciliation

The DEPARTMENT will begin a final reconciliation within 60 days following the conclusion of State Fiscal Year (SFY) 2007 to determine compliance with the Payment Limit. The DEPARTMENT will compare the total amount in B.3. with the total amount in B.4. If the amount in B.3. is greater than the amount in B.4., the DEPARTMENT will recoup the difference from Molina so that all payments to Molina equal the Payment Limit. In addition, Molina would not qualify for the Savings Sharing described in Article C. below. If the amount in B.3. is less than the amount in B.4., Molina may qualify for the Savings Sharing Provision.

Attachment F

Molina Healthcare of Utah

July 1, 2006

C.	Savings Sharing Provision for FY2007

For State fiscal year 2007, the DEPARTMENT will calculate the amount due to Molina, if any, under this Savings Sharing Provision, utilizing only a fee-for-service methodology. The calculations and comparisons described below will be computed separately for urban and rural Enrollees.

1.	Determination of Payments Subject to Savings Sharing

For purposes of determining the amount due to Molina, if any, under this Savings Sharing Provision, the total amount the DEPARTMENT paid Molina is the total amount as determined in Section A. (net of third party payments and net of Enrollee co-payments and co-insurance) including the 9% add-on fee.

2.	Determination of the Amount the DEPARTMENT Would have Paid Under Fee-For-Service

For purposes of determining the amount due to Molina, if any, under this Savings Sharing Provision, the total amount the DEPARTMENT would have paid Molina under fee-for-service is the total amount as determined in B.4. (the Payment Limit) plus a 2% administration fee applied to that Payment Limit amount.

3.	Savings Sharing Reconciliation

The DEPARTMENT will compare the total amounts in C.1 and C.2 for each of the urban population and the rural population. Such comparisons of the two populations will be separate and independent of each other. If the amount in C.1 for urban members is less than the amount in C.2 for urban members, the DEPARTMENT will pay Molina as an incentive payment fifty percent (50%) of the difference. Likewise, if the amount in C.1 for rural members is less than the amount in C.2 for rural members, the DEPARTMENT will pay Molina as an incentive payment fifty percent (50%) of the difference.

D.	CHEC Screening Incentive Clause

1.	CHEC Screening Goal

Molina will ensure that Medicaid children have access to appropriate well-child visits. Molina will follow the Utah EPSDT (CHEC) guidelines for the periodicity schedule for well-child protocol. The Centers for Medicare and Medicaid Services (CMS), mandates that all states have 80% of all children screened. The DEPARTMENT and Molina will work toward that goal.

Attachment F

Molina Healthcare of Utah

July 1, 2006

2.	Calculation of CHEC Incentive Payment

The DEPARTMENT will calculate Molina’s annual participation rate based on information supplied by Molina under the CMS-416 EPSDT (CHEC) reporting requirements. Based on the CMS-416 data, Molina’s well-child participation rate was 61% for Federal Fiscal Year (FFY) 2005 (October 1, 2004 through September 30, 2005). The incentive payment for the Contract year ending June 30, 2006 will be based on Molina’s FFY 2006 (October 1, 2005 through September 30, 2006) CMS-416 participation rate. The DEPARTMENT will pay Molina $10,000 if a rate of 80% or higher is attained during FFY 2006.

The participation rate will be calculated no later than April 15, 2007; Molina will be notified of the incentive payment, if applicable, no later than April 30, 2007.

3.	MOLINA’s Use of Incentive Payment

The CONTRACTOR agrees to use this incentive payment to reward Molina’s employees responsible for improving the EPSDT (CHEC) participation rate.

E.	Immunization Incentive Clause

The CONTRACTOR will ensure that Enrollees have access to recommended immunizations. Molina will follow the Advisory Committee on Immunization Practices’ recommendations for immunizations for children.

1.	Immunizations for two-year-olds

The National Immunization Survey reported that in 2004 Utah had a statewide immunization level of 71.3% for two-year-olds. Molina’s 2004 HEDIS rate was 72.2% for the Combination 1 immunization measure for two-year olds. Based on Molina’s 2004 HEDIS result for the Combination 1 immunization measure, the DEPARTMENT will pay Molina $300 for each full percentage point above 72.2%.

The CONTRACTOR agrees to use this incentive payment to reward Molina’s employees responsible for improving the HEDIS immunization rate for two-year- olds.

2.	Immunizations for adolescents

The DEPARTMENT realizes it is important that adolescents are vaccinated according to the schedule recommended by the Advisory Committee on Immunization Practices and other professional groups. Molina’s 2004 HEDIS rate was 27.3% for the Combination 1 immunization measure for adolescents. Based on Molina’s 2005 HEDIS measure for adolescent immunizations, the DEPARTMENT will pay Molina $300 for each full percentage point above 27.3% up to 77.3%.

Attachment F

Molina Healthcare of Utah

July 1, 2006

The CONTRACTOR agrees to use this incentive payment to reward Molina’s employees responsible for improving the HEDIS immunization rate for adolescents.

3.	Immunizations for adults

The DEPARTMENT will provide an incentive to Molina using an influenza measure developed by the DEPARTMENT and the Office of Health Care Statistics. The measurement is the percentage of Enrollees age 50 and older who receive an influenza immunization during the previous year’s flu season (September 1 of the previous year through May 31 of the measurement year). The baseline year is September 1, 2002 through August 31, 2003. Based on Molina’s percentage for the flu season ending in 2006, the DEPARTMENT will pay Molina $300 for each full percentage point above Molina’s percentage in the baseline year up to 50 percentage points above the baseline year.

The CONTRACTOR agrees to use this incentive payment to reward Molina’s employees responsible for improving the influenza immunization rate for adults.

F.	Quarterly Report of Costs Incurred for Administration, Case Management Services, etc.

1.	On a quarterly basis, the DEPARTMENT is required to report costs incurred for administration, case management services, etc., from non-risk managed care contracts with Federal Financial Participation (FFP). This reporting is required 30 days after the quarters ending March 31, June 30, September 30, and December 31. In order to meet this requirement, Molina must submit the cost data to the DEPARTMENT by the 25th of each month following each quarter’s end.

2.	The CONTRACTOR will report to the DEPARTMENT its costs incurred for administration, case management services, profit earned, etc. in an Excel spreadsheet. Molina will develop a cost reporting plan that documents methods used for reporting including direct assignment and/or allocation process. The purpose of the plan methods is to facilitate any reviews that the DEPARTMENT conducts.

The CONTRACTOR will itemize its costs incurred into at least the following cost categories:

a.	Family Planning including Skilled Medical Professionals

b.	Claims Processing

c.	Provider Enrollment & Credentialing/Re-credentialing

d.	Prior Authorization

Attachment F

Molina Healthcare of Utah

July 1, 2006

e.	Case Management Services/Care Coordination

f.	Disease Management Programs

g.	Perinatal Care Programs

h.	Educational Newsletters and other Outreach

i.	HEDIS Reporting

j.	Audit of HEDIS Performance Measures

k.	Encounter Data Submitted to the DEPARTMENT

l.	Grievance and Appeals Processes

m.	Work related to the DEPARTMENT’s External Quality Review Organization

n.	Quality-related (Quality Improvement Programs, Quality Committees, Performance Improvement Projects)

o.	Health Needs Assessments

p.	Profit from Operations Before Taxes

q.	Taxes from Operations

r.	Skilled Professional Medical Personnel (physicians, registered nurses, MSWs, LCSWs, pharmacists)

s.	Other General Administrative Costs

•	Support Services (Accounting Services, Payroll Processing Services, Outside Services-Other, Outside Services-Translation, Software Hardware Expenses, Equipment Lease/Rental, Non-specified Payroll)

•	Oral Interpretation

•	Business Development (Marketing Costs)

•	Fees/Taxes (Regulatory Fees, Board Fees, Bank Service Charges, Taxes/Personal Prop-unsecured, Licenses)

•	Educational Expenses (Periodical Subscriptions, Membership Dues, Continuing Ed/User Training, Conferences/Seminars)

•	Travel Expenses (Hotels & Lodging, Meals & Entertainment)

•	HR (Employment-recruitment, Employment Relations, Employment Functions)

•	Office Expenses (Common Area Maintenance, Rent, Telephone, Electric, Security, Repair & Maint-Office Equip, Copier Expenses, Office Supplies, Printing Supplies, Postage, Miscellaneous, Other Admin Expenses, Depreciation-admin)

G.	Other Payment-Related References

Attachment A, Article III, #4, #5, and #6 - (unauthorized changes to contract)

Attachment B, Article XI - Other Requirements (Fraud & Abuse)

Article XII - Payments (Third Party Liability)

Article XIII - Records and Reporting Requirements (Accuracy of Data)

Article XIV - Compliance/Monitoring (Right to Audit)

Article XV - Termination of Contract

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